Execution Version

AGREEMENT AND PLAN OF MERGER

DATED AS OF JULY 18, 2025

AMONG

CONCENTRA BIOSCIENCES, LLC,

CONCENTRA MERGER SUB VIII, INC.

AND

ITEOS THERAPEUTICS, INC.

(continued)

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iii

(continued)

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iv

(continued)

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Exhibits

EXHIBIT A Offer Conditions

EXHIBIT B Certificate of Incorporation of the Surviving Corporation

EXHIBIT C Bylaws of the Surviving Corporation

EXHIBIT D Form of Contingent Value Rights Agreement

EXHIBIT E Form of Tender and Support Agreement

Schedules

Schedule I Closing Net Cash

Company Disclosure Letter

Parent Disclosure Letter

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 18, 2025 (this “Agreement” and, such date, the “Agreement Date”), by and among Concentra Biosciences, LLC, a Delaware limited liability company (“Parent”), Concentra Merger Sub VIII, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and iTeos Therapeutics, Inc., a Delaware corporation (the “Company”).

WHEREAS, on the terms and subject to the conditions of this Agreement, Parent has agreed to commence a cash tender offer (as it may be amended from time to time in accordance with the terms of this Agreement, the “Offer”) to purchase all the outstanding shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) for a price per share of the Company Common Stock of: (i) $10.047 in cash (the “Cash Amount”), payable subject to any applicable tax withholding and without interest; plus (ii) one contingent value right (a “CVR”) (such amount, or any different amount per share paid pursuant to the Offer to the extent permitted under this Agreement, being the “CVR Amount”), issuable subject to any applicable tax withholding and without interest, which shall represent the right to receive potential payments, in cash, subject to any applicable tax withholding and without interest, set forth in, and subject to and in accordance with the terms and conditions of, the CVR Agreement (the Cash Amount plus the CVR Amount, collectively being the “Offer Price”).

WHEREAS, on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, and pursuant to the Merger, each share of the Company Common Stock (other than the Excluded Shares) that is not validly tendered and irrevocably accepted for purchase pursuant to the Offer, except as provided in this Agreement, shall be converted in the Merger into the right to receive the Merger Consideration, subject to any applicable tax withholding;

WHEREAS, Parent, Merger Sub and the Company acknowledge and agree that the Merger shall be governed by and effected under Section 251(h) of the DGCL and, subject to the terms of this Agreement, effected as soon as practicable following the consummation (as defined in Section 251(h)(6) of the DGCL) of the Offer;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Tang Capital Partners, LP, a Delaware limited partnership (“Guarantor”) has duly executed and delivered to the Company a limited guaranty, dated as of the date of this Agreement, in favor of the Company (the “Guaranty”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, at or prior to the Offer Closing Time, the Company, the Representative thereunder and the Rights Agent will enter into a CVR agreement, substantially in the form attached hereto as Exhibit D (the “CVR Agreement”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain of the Company’s stockholders are entering into tender and support agreements with Parent and Merger Sub, substantially in the form attached hereto as Exhibit E (each, a “Support Agreement”) pursuant to which, among other things, such stockholders have agreed to tender their shares of Company Common Stock to Merger Sub in the Offer;

WHEREAS, the board of directors of the Company (the “Company Board”) at a duly called meeting has unanimously: (i) determined that the Offer, the Merger and the other transactions contemplated by this

Agreement and the CVR Agreement (collectively, the “Transactions”) are fair to, and in the best interests of, the Company and the Company Stockholders (other than the holders of Excluded Shares); (ii) duly authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions; (iii) declared this Agreement and the Transactions advisable; (iv) declared that the Merger shall be governed by and effected under Section 251(h) of the DGCL and, subject to the terms of this Agreement, effected as soon as practicable following the consummation (as defined in Section 251(h)(6) of the DGCL) of the Offer; and (v) recommended that the Company Stockholders accept the Offer and tender their shares of the Company Common Stock in the Offer;

WHEREAS, the board of directors of each of Parent and Merger Sub has duly authorized and approved the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions, and the board of directors of Merger Sub has declared this Agreement and the Transactions advisable and recommended that Parent, as sole stockholder of Merger Sub, adopt this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and to prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

Article I
DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Accelerated Vesting Stock Option” means each Company Stock Option that is unvested as of immediately prior to the Effective Time and that is held by a Company service provider who is subject to an individual employment or other agreement and/or a Company severance and change in control plan or agreement that provides for accelerated vesting of time-based equity awards upon the occurrence of a sale of the Company or a qualifying termination of employment or service in connection with, or within a specified time following a sale of the Company, not to exceed 1,094,733 Company Stock Options in the aggregate.

“Accelerated Vesting Restricted Stock Unit” means each Company Restricted Stock Unit that is unvested as of immediately prior to the Effective Time and that is held by a Company service provider who is subject to an individual employment or other agreement and/or a Company severance and change in control plan or agreement that provides for accelerated vesting of time-based equity awards upon the occurrence of a sale of the Company or a qualifying termination of employment or severance in connection with, or within a specified time following a sale of the Company, not to exceed 1,018,274 Company Restricted Stock Units in the aggregate.

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that such confidentiality agreement may omit to contain a “standstill” or similar obligation to the extent that Parent has been, or is, concurrently with the entry by the Company into such confidentiality agreement, released from any “standstill” or other similar obligation in the Confidentiality Agreement.

“Accrued and Unpaid Taxes” means an amount equal to all accrued but unpaid income Tax liabilities of the Company and its subsidiaries for any Pre-Closing Tax Period beginning after December 31, 2024 and ending on or before the Merger Closing Date for jurisdictions where the Company and its subsidiaries filed Tax Returns for the taxable year ending December 31, 2024, or any jurisdiction where the Company and its subsidiaries materially expanded operations following December 31, 2024; provided, however, Tax liabilities with respect to a Pre-Closing Tax Period ending prior to January 1, 2025 may be includible in Accrued and Unpaid Taxes if a claim is asserted by a Governmental Authority and no opinion reasonably acceptable to Parent can be delivered that provides that the Company or its subsidiaries, as applicable, should prevail in a contest of such item (which amount shall not be less than zero with respect to any Tax in any jurisdiction), determined: (i) in accordance with Section 7.06(b); (ii) on a jurisdiction-by-jurisdiction basis; (iii) without taking into account any refunds (or credits in lieu thereof) but taking into account any estimated Taxes paid; (iv) by allocating any Transaction Tax Deductions to such Pre-Closing Tax Period to the extent permitted by applicable Law; and (v) calculated in accordance with past practice of the Company and its subsidiaries or as set forth in Section 1.01(a) of the Company Disclosure Letter.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Authorizations” means any approvals, authorizations, certificates, registrations, licenses, exemptions, permits and consents of Governmental Entities.

“Book-Entry Shares” means shares of the Company Common Stock not represented by certificates and held in the Direct Registration System.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by Law to close in New York, New York or Boston, Massachusetts.

“Closing Net Cash” means, without duplication, (i) the Company’s cash, cash equivalents and investments as of the Cash Determination Time, determined in accordance with GAAP, applied on a basis consistent with the Company’s application thereof in the Company’s consolidated financial statements, minus (ii) Indebtedness of the Company and its subsidiaries as of the Cash Determination Time, minus (iii) the Transaction Expenses, minus (iv) the Estimated Costs Post-Merger Closing, minus (v) $350,000 for the CVR Expense Cap under the CVR Agreement.

“CMC Activities” means any activity related to the manufacturing, management or disposition of the inventory related to raw materials, starting materials, intermediate materials, drug substance or drug product related to the Company Products, including maintenance and/or closeout of stability studies and storage.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combined Group” means a group of Persons that elects to file a Tax Return or pay a Tax, or is required to or otherwise files a Tax Return or pays a Tax, as an affiliated group, consolidated group, combined group, unitary group or other similar group for purposes of applicable Law.

“Company Benefit Plan” means (i) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (ii) stock option plans, stock purchase plans, bonus or incentive plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements and arrangements not described in (i) above; and (iii) plans or arrangements providing compensation to employee and non-employee directors, in each case in which the Company or any subsidiary sponsors, contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan for the benefit of any current or former employee, officer or director of the Company or any subsidiary (or their spouses, dependents or beneficiaries).

“Company Material Adverse Effect” means any change, event, condition, development, circumstance, state of facts, effect or occurrence that has a material adverse effect on: (i) the business, financial condition, assets, properties or results of operations of the Company and its subsidiaries, taken as a whole; or (ii) the ability of the Company to consummate the Transactions; provided that, for purposes of clause (i), none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: any change, event, condition, development, circumstance, state of facts, effect or occurrence to the extent resulting from or arising out of (A) general conditions (or changes therein) in the industries in which the Company and its subsidiaries operate, (B) general economic or regulatory, legislative or political conditions (or changes therein), including any actual or potential stoppage, shutdown, default or similar event or occurrence affecting a national or federal government, or securities, credit, banking, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets or equity price levels or trading volumes), in each case, in the U.S., the European Union or elsewhere in the world, (C) any change in applicable Law or GAAP after the date hereof, (D) geopolitical conditions, the outbreak or escalation of hostilities, any acts or threats of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any of the foregoing, (E) any epidemic, pandemic, disease outbreak or other public health-related event (or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Officials (or any actions or omissions which are taken in compliance with applicable Law or any directive, guideline or recommendation of any Governmental Officials, in each case in connection with any of the foregoing)), hurricane, tornado, flood, fire, volcano, earthquake or other natural or man-made disaster or any other national or international calamity, crisis or disaster, (F) the failure, in and of itself, of the Company or its subsidiaries to meet any internal or external forward-looking projections, forecasts, estimates or predictions in respect of any financial or operating metrics before, on or after the Agreement Date, or changes in the market price or trading volume of the Company Common Stock or the credit rating of the Company or its subsidiaries (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition), (G) the announcement, pendency or performance of any of the Transactions, including the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Affiliates, any stockholder Proceeding (direct or derivative) in respect of this Agreement or any of the Transactions and any loss of or change in relationship, contractual or otherwise, with any Governmental Entity, supplier, vendor, service provider, collaboration partner, licensor, licensee, landlord or any other party having business dealings with the Company or its subsidiaries (including the exercise, or prospective exercise, by any party of any rights that arise upon a change of control), or departure of any employees or officers, of the Company or its subsidiaries (provided that this clause (G) shall not apply to the representations and warranties set forth in Section 4.05 or the condition set forth in clause (ii) of Exhibit A to the extent relating to such representations and warranties), (H) the Company’s compliance with the covenants contained in this Agreement, (I) any action taken by the Company or its subsidiaries in connection with or related to the Wind-Down Process, or (J) any action taken by the Company at Parent’s express written request or with Parent’s express written consent, except in the case of clause (A), (B), (C), (D) or (E), to the extent that the Company and its subsidiaries, taken as a whole, is disproportionately affected thereby as compared with other participants in the industries in which the Company or its subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Products” means the Company’s and its subsidiaries’: (a) product candidates known as: (i) Belrestotug (also known as EOS-448/GSK4428859A), an anti-TIGIT human immunoglobulin G1, or IgG1, antibody; (ii) EOS-984, a small molecule in oncology inhibiting ENT1; (iii) EOS-215, an anti-TREM2 (anti-Triggering Receptor Expressed on Myeloid Cells 2) antibody; and (iv) inupadenant (also known as EOS-850), an adenosine A2AR antagonist; and (b) preclinical obesity program targeting ENT1, including EOS-518 and EOS-855.

“Company Restricted Stock Units” means restricted stock units granted pursuant to a Company Stock Plan or otherwise, with each such unit representing a contingent right to receive one share of Company Common Stock upon vesting.

“Company Stock Option” means any option to purchase the shares of Company Common Stock granted under a Company Stock Plan or otherwise.

“Company Stock Plans” means the Company’s 2019 Stock Option and Grant Plan and Amended and Restated 2020 Stock Option and Incentive Plan.

“Company Stockholders” means the holders of shares of outstanding Company Common Stock.

“Company Takeover Proposal” means any inquiry, proposal or offer from any Person or group (other than Parent and its Affiliates) relating to: (i) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (A) 20% or more (based on the fair market value thereof, as determined by the Company Board) of the assets of the Company or (B) 20% or more of the aggregate voting power of the capital stock of the Company; (ii) any tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company that, if consummated, would result in any Person or group (or the stockholders of any Person) beneficially owning, directly or indirectly, 20% or more of the aggregate voting power of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the Transactions; or (iii) any combination of the foregoing.

“Consent” means any consent, approval, license, permit, order or authorization.

“Contract” means, with respect to any Person, any legally binding contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument to which such Person or its subsidiaries is a party or by which any of their respective properties or assets is bound.

“Data Privacy and Security Requirements” means collectively, Privacy Laws and, to the extent relating to privacy, data protection and/or security: (i) the Company’s published, public-facing policies, and (ii) obligations imposed on the Company under any Contract to which the Company is a party, in each case with respect to clauses (i) and (ii), that are applicable to the processing of Personal Information by or for the Company.

“Direct Registration System” means the service that provides for electronic direct registration of securities in a record holder’s name on the Company’s transfer books and allows shares to be transferred between record holders electronically.

“Environmental Law” means any Law, Judgment, consent, approval, order or Authorization, permit or other legal requirement of any Governmental Entity, including controlling common law, relating to: (i) the protection, investigation, remediation or restoration of the environment, human health and safety, or natural resources; or (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to the Company, any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 414 of the Code or Section 4001(b)(1) of ERISA or that is a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

“Estimated Costs Post-Merger Closing” means all costs that the Surviving Corporation would incur post-Merger Closing, including costs associated with: (i) the Wind-Down Process; (ii) CMC Activities; (iii) clinical activities; (iv) remaining lease-related obligations; and (v) an aggregate of $300,000 for any legal Proceedings and settlements.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Excluded Shares” means the Company Common Stock to be cancelled pursuant to Section 3.08(b)(i) and Section 3.08(b)(ii).

“FDA” means the U.S. Food and Drug Administration.

“FDCA” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), as amended, and all regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the U.S.

“Governmental Entity” means any supranational, national, federal, state, municipal, provincial, local or other government, domestic or foreign, or any court, administrative agency or commission or other governmental authority or instrumentality exercising legislative, judicial, regulatory or administrative functions of or pertaining to supranational, national, federal, state, municipal, provincial or local government, including any department, commission, board, agency, bureau, subdivision, instrumentality or other regulatory, administrative, judicial or arbitral authority, whether domestic or foreign, and in each case, of competent jurisdiction.

“Governmental Official” means any official or employee of any government, or any department, agency, or instrumentality thereof, any political party or official thereof, any candidate for political office, any official or employee of any public international organization, or any person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality, party, or public international organization.

“Hazardous Substance” means any pollutant, contaminant, hazardous substance, hazardous material, hazardous waste or petroleum products, and any other chemical waste, substance or material listed in or regulated or identified in or giving rise to liability or standards of conduct pursuant to any Environmental Law.

“Health Laws” means any Law applicable to the Company regulating the research, development, manufacturing or distribution of the Company Products, provided that Health Laws will not include Privacy Laws.

“HIPAA” means the applicable provisions of the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009.

“Indebtedness” means, with respect to the Company or its subsidiaries, and without duplication (including without duplication of any amounts included in Transaction Expenses and Estimated Costs Post-Merger Closing): (i) all obligations for borrowed money; (ii) all obligations evidenced by bonds, debentures, notes or similar instruments; (iii) all obligations under any short-term or long-term Contracts to which the Company or any of its subsidiaries is a party, including any installment sale contracts; (iv) all guarantees and arrangements having the economic effect of a guarantee of the Company or its subsidiaries of any Indebtedness of any other Person; (v) any deferred purchase price obligations for assets, property, securities, business or services, including seller notes, holdback or similar payments (whether contingent or otherwise) calculated as the maximum amount payable under or pursuant to such obligation; (vi) all obligations under any interest rate swap, forward contract, currency or other hedging arrangement, derivative or similar transaction; (vii) any Accrued and Unpaid Taxes; (viii) any unfunded benefit liability with respect to any retirement or nonqualified deferred compensation plan, program, agreement or arrangement; (ix) any accrued and unused vacation, paid time off or similar leave measured as of the Cash Determination Time, and any accrued and unpaid severance obligations, or bonuses or commissions and any other bonuses or commissions that relate to the period prior to the Offer Closing Time, irrespective of whether accrued, and in each case, the employer portion of any Taxes related thereto; and (x) to the extent not duplicative to clause (i)–(ix), any other liabilities accrued or incurred by or on behalf of the Company or its subsidiaries as of the Offer Closing Time.

“Intellectual Property” means all rights, title and interest in intellectual property, whether protected, created or arising under the Laws of the U.S. or any other jurisdiction, including: (i) all patents, patent applications, provisional patent applications and similar instruments (including any and all substitutions, divisions, continuations, continuations-in-part, reissues, renewals and extensions, and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor)); (ii) all domestic and foreign copyrights, copyright registrations, copyright applications, original works of authorship fixed in any tangible medium of expression to the extent protectable by applicable copyright Law, including literary works, all forms and types of computer software, pictorial and graphic works that are so protectable; (iii) all trademarks, service marks, trade names, business marks, service names, brand names, trade dress rights, logos, corporate names, trade styles and other source or business identifiers and other general intangibles of a like nature to the extent protectable by applicable trademark law, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof; (iv) all Internet domain names; (v) all trade secrets, technology, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice), designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable, including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data, in each case, which are not available in the public domain and have actual or potential commercial value that is derived, in whole or in part, from such non-availability (collectively, “Trade Secrets”); and (vi) all other intellectual property rights throughout the world.

“Intervening Event” means an event, change, effect, development, condition or occurrence material to the Company and is subsidiaries, taken as a whole, that was not known or reasonably foreseen by the Company Board as of the Agreement Date (or if known or reasonably foreseen, the consequences of which were not known or reasonably foreseen); provided that in no event shall any of the following constitute or contribute to an Intervening Event: (i) changes in the financial or securities markets or general economic or political conditions in the U.S.; (ii) changes (including changes in applicable Law) or conditions generally affecting the industry in which the Company operates; (iii) the announcement or pendency of this Agreement or the Transactions; (iv) changes in the market price or trading volume of the Company Common Stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event); (v) the Company’s meeting or exceeding any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event); (vi) any facts relating to Parent or its Affiliates; or (vii) the receipt, existence or terms of any Company Takeover Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to a Company Takeover Proposal, or the consequences of any of the foregoing.

“In-the-Money Option” means each Company Stock Option that has a per share exercise price that is less than the Cash Amount.

“IRS” means the U.S. Internal Revenue Service.

“Judgment” means a judgment, order, injunction or decree of any Governmental Entity.

“knowledge” means: (a) in the case of the Company, the actual knowledge, as of the Agreement Date, of the individuals listed in Section 1.01(b) of the Company Disclosure Letter; and (b) in the case of Parent and Merger Sub, the actual knowledge, as of the Agreement Date, of the individuals listed in Section 1.01(a) of the Parent Disclosure Letter, in each case, following reasonable inquiry of such individual’s direct reports who are current employees as of the Agreement Date.

“Law” means any statute, law, ordinance, regulation, rule, act, code, order, constitution, treaty, common law, judgment, decree, award, writ, ruling, injunction, other requirement or rule of law of any Governmental Entity.

“Liens” means pledges, licenses, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever.

“made available” means (unless otherwise specified), with respect to a particular document, item or other piece of information, inclusion and availability in the virtual data room hosted on Intralinks by the Company in connection with the Transactions on or prior to 11:59 p.m. Eastern Time, on the day prior to the Agreement Date and continuously through the Agreement Date.

“Nasdaq” means the Nasdaq Global Market.

“Out-of-the-Money Option” means each Company Stock Option that has a per share exercise price that is equal to or greater than the Cash Amount.

“Parent Material Adverse Effect” means any change, effect, event or occurrence that prevents Parent or Merger Sub from consummating the Offer, the Merger and the other Transactions on or before the Outside Date.

“Permitted Lien” means: (i) a defect or irregularity in title; (ii) an easement or right-of-way; (iii) a Lien for Taxes not yet due and payable or being contested in good faith through appropriate Proceedings and for which adequate reserves have been maintained in accordance with GAAP; (iv) non-exclusive licenses to

Intellectual Property granted in the ordinary course of business; and/or (v) other similar matters that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company.

“Person” means any individual, firm, corporation, partnership, company, limited liability company, estate, trust, joint venture, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Information” means any information processed by or for the Company concerning an identified or identifiable individual, including any such information that constitutes “protected health information” under HIPAA.

“Pre-Closing Tax Period” means any taxable period, or portion thereof in the case of a Straddle Period, that ends on or prior to the Merger Closing Date.

“Privacy Laws” means all Laws governing privacy, security or data protection that are applicable to the processing of Personal Information by or for the Company.

“Proceeding” means any private, governmental, or administrative claim, counterclaim, proceeding, suit, arbitration, hearing, litigation, action, charge, complaint or audit, in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.

“Regulatory Authority” means any national or supranational Governmental Entity, including the FDA, with responsibility for granting any licenses, clearances, authorizations, certifications, permits, registrations or approvals with respect to the Company Products.

“Regulatory Authorizations” means any approvals, clearances, authorizations, registrations, certifications, licenses and permits granted by any Regulatory Authority.

“Representative” of any Person means such Person’s officers, directors, employees, investment bankers, attorneys, other advisors or other representatives acting in the scope of his, her or its service to such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Superior Company Proposal” means any written bona fide Company Takeover Proposal received after the Agreement Date and that if consummated would result in a Person or group (or the stockholders of any Person) owning, directly or indirectly: (i) 50% or more of the aggregate voting power of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity; or (ii) 50% or more (based on the fair market value thereof, as determined in good faith by the Company Board) of the consolidated assets of the Company on terms and conditions which the Company Board determines, in good faith, after consultation with the Company’s outside counsel and financial advisor, (A) would reasonably be expected to be more favorable from a financial point of view to the Company Stockholders than the Transactions, taking into account all the terms and conditions (including all financial, regulatory, financing, conditionality, legal and other terms and conditions) of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent pursuant to Section 6.02(b)); and (B) is reasonably likely to be completed.

“Tax Authority” means any Governmental Entity responsible for the imposition, collection or administration of any Tax.

“Tax Return” means all Tax returns, declarations, statements, reports, claims for refund, disclosures, elections, estimates, schedules, forms and information returns relating to Taxes, and any attachment thereto or amendment thereof, filed or required to be filed with any Tax Authority.

“Taxes” means any and all U.S. federal, state, provincial, local, non-U.S. and other taxes, customs, tariffs, imposts, levies, duties, imposts, fees or other like assessments or charges in the nature of a tax imposed by a Tax Authority, together with all interest, penalties and additions imposed with respect to such amounts, including, without limitation: (i) taxes imposed on, or measured by, income, franchise, profits or gross receipts; and (ii) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, commercial activity, alternative or add-on minimum, environmental, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties.

“Transaction Expenses” means, without duplication (including without duplication of any amounts included in Indebtedness and Estimated Costs Post-Merger Closing), all fees and expenses incurred or payable by the Company and up to an aggregate of $400,000 in reasonable and documented fees and expenses incurred or payable by Parent or Merger Sub (including any such fees or expenses that the respective party is legally obligated to pay or reimburse) at or prior to the Effective Time in connection with the transactions contemplated by this Agreement and the CVR Agreement, including: (i) any fees and expenses of legal counsel, accountants, financial advisors, investment bankers, brokers, consultants, paying agents, depository agents and other advisors; (ii) fees paid to the SEC in connection with filing the Offer Documents and the Schedule 14D-9, and any amendments and supplements thereto, with the SEC; (iii) any fees and expenses in connection with the printing, mailing and distribution of the Offer Documents the Schedule 14D-9 and any amendments and supplements thereto; (iv) any fees, expenses and premiums incurred in connection with the D&O Tail Policies; and (v) any “single-trigger” (or “double trigger,” to the extent payable pursuant to Company Benefit Plans as in effect on the Agreement Date), bonus, severance, change-in-control payments or similar cash payment obligations that become due or payable to any director, officer, employee or consultant of the Company upon, and solely as a result of, the consummation of the transactions contemplated by this Agreement and the CVR Agreement, including the employer portion of any payroll Taxes associated therewith (provided, that Transaction Expenses shall not include any amounts (A) payable as a result of any arrangements implemented or actions taken (other than pursuant to any Company Benefit Plan as in effect on the Agreement Date) by the Parent or the Surviving Corporation after the Effective Time, or (B) discharged by the Company prior to the Merger Closing).

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Willful Breach” means a material breach, or a material failure to perform, any covenant, representation, warranty, or agreement set forth in this Agreement, in each case, that is the consequence of an intentional or willful act or omission by a party hereto with the knowledge that the taking of such act or failure to take such act would result in, constitute or cause a material breach or material failure to perform this Agreement.

“Wind-Down Process” means the process related to the winding down of the Company and its subsidiaries, in a manner consistent with any applicable Contract terms, applicable Laws, applicable clinical standards and applicable ethical practices.

Each of the following terms is defined in the Section set forth opposite such term:

Accounting Firm	Section 2.01(c)(vi)
Adverse Recommendation Change	Section 6.02(b)
Agreement	Preamble
Agreement Date	Preamble
Appraisal Shares	Section 3.08(d)
Bankruptcy, Equity and Indemnity Exception	Section 4.04(a)
Cash Amount	Recitals
Cash Determination Time	Section 2.01(c)(ii)
Certificate of Merger	Section 3.03
Certificates	Section 3.09(b)
Closing Net Cash Calculation	Section 2.01(c)(ii)
Closing Net Cash Schedule	Section 2.01(c)(ii)
Company	Preamble
Company Balance Sheet	Section 4.06(d)
Company Board	Recitals
Company Board Recommendation	Section 4.04(b)
Company Bylaws	Section 4.01
Company Charter	Section 4.01
Company Common Stock	Recitals
Company Disclosure Letter	Article IV
Company ESPP	Section 3.10(c)
Company Notice	Section 6.02(b)
Company Preferred Stock	Recitals
Company Restricted Stock Unit Cash Consideration	Section 3.10(b)
Company Retirement Plan	Section 7.15(b)
Company Stock Option Cash Consideration	Section 3.10(a)
Company Takeover Proposal	Section 9.03(a)
Company Termination Fee	Section 9.03(a)
Confidentiality Agreement	Section 7.01
CVR	Recitals
CVR Agreement	Recitals
CVR Amount	Recitals
D&O Tail Policies	Section 7.03(c)
DGCL	Recitals
Dispute Notice	Section 2.01(c)(iii)
Effective Time	Section 3.03
Enforcement Costs	Section 9.02
Existing D&O Policies	Section 7.03(c)
Expense Reimbursement Payment	Section 9.03(b)
Expiration Date	Section 2.01(a)
Filed Company SEC Documents	Article IV
Guarantor	Recitals
Guaranty	Recitals
Health Care Submissions	Section 4.14(a)
Indemnified Party	Section 7.03(a)

Information Agent	Section 7.14
Initial Expiration Date	Section 2.01(a)
Intervening Event Adverse Recommendation Change	Section 6.02(b)
Legal Restraints	Section 8.01(a)
Material Contract	Section 4.10(a)
Maximum Amount	Section 7.03(c)
Measurement Date	Section 4.02(a)
Merger	Recitals
Merger Closing	Section 3.02
Merger Closing Date	Section 3.02
Merger Consideration	Section 3.08(c)
Merger Sub	Preamble
Minimum Tender Condition	Exhibit A
Offer	Recitals
Offer Closing Time	Section 2.01(a)
Offer Conditions	Section 2.01(a)
Offer Documents	Section 2.01(b)
Offer Price	Recitals
Outside Date	Section 9.01(b)(i)
Parent	Preamble
Parent Disclosure Letter	Article V
Paying Agent	Section 3.09(a)
Payment Fund	Section 3.09(a)
Qualifying Company Takeover Proposal	Section 6.02(a)
Response Time	Section 2.01(c)(iii)
Rights Agent	Section 3.11
Schedule 14D-9	Section 2.02(a)
Section 262	Section 3.08(d)
Securities Act	Section 4.06(b)
Stockholder List Date	Section 2.02(b)
Straddle Period	Section 7.06(a)
Support Agreement	Recitals
Surviving Corporation	Section 3.01
Takeover Law	Section 4.21
Termination Condition	Exhibit A
Transaction Tax Deductions	Section 7.06
Transactions	Recitals
Transfer Taxes	Section 7.06
Voting Company Debt	Section 4.02(c)

Section 1.02 Interpretation and Rules of Construction. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter and the Parent Disclosure Letter. All Exhibits annexed to this Agreement or referred to in this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full in this Agreement. Any terms used in the Company Disclosure Letter, the Parent Disclosure Letter, any Exhibit or any certificate or other document made or delivered pursuant to this Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word

“shall.” The words “include,” “includes” and “including” shall be deemed, in each case, to be followed by the phrase “without limitation.” The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “dollars” or “$” shall refer to the lawful currency of the U.S. Unless the context requires otherwise: (i) any definition of or reference to any Contract, instrument or other document or any Law in this Agreement shall be construed as referring to such Contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, including comparable successor law and references to all attachments thereto and instruments incorporated therein, but only to the extent, in the case of any amendment, supplement or other modification to any Contract, instrument or other document listed in the Company Disclosure Letter or the Parent Disclosure Letter, that such amendment, supplement or other modification has been made available to the other party and is also listed on the appropriate section of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable; (ii) any reference in this Agreement to any Person shall be construed to include such Person’s successors and permitted assigns; (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (iv) all references in this Agreement to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Agreement, unless otherwise indicated; (v) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection; and (vi) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party hereto drafting or causing any instrument to be drafted. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement. Unless indicated otherwise, (A) any action required to be taken by or on a day or business day may be taken until 11:59 p.m. Eastern Time on such day or business day, (B) all references to “days” shall be to calendar days unless otherwise indicated as a “Business Day” and (C) all days, business days, times and time periods contemplated by this Agreement will be determined by reference to Eastern Time. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the fourth decimal place, except in respect of payments, which shall be rounded down to the nearest whole U.S. cent.

Article II
THE OFFER

Section 2.01 The Offer.

(a) Commencement and Term of the Offer. Provided that this Agreement shall not have been terminated in accordance with Section 9.01, subject to the terms and conditions of this Agreement, as promptly as practicable (but in no event later than ten (10) Business Days after the Agreement Date), Parent shall commence (within the meaning of the applicable rules and regulations of the SEC) the Offer at the Offer Price. The obligations of Parent to irrevocably accept for payment, and pay for, any shares of the Company Common Stock tendered pursuant to the Offer shall be subject only to the satisfaction or waiver of the conditions set forth on Exhibit A (the “Offer Conditions”). The initial expiration date of the Offer shall be at the time that is one minute following 11:59 p.m. Eastern Time, on the date that is twenty (20) Business Days (determined using Rule 14d-1(g)(3) of the Exchange Act) after the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act) (the “Initial Expiration Date”, and such date, or such subsequent date to which the Initial Expiration Date of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Parent expressly reserves the right to waive, in its sole discretion, in whole or in part, any Offer Condition or modify the terms of the Offer in any manner not inconsistent with this Agreement, except that the

Minimum Tender Condition shall not be waived, and, without the prior written consent of the Company, Parent shall not (i) reduce the number of shares of the Company Common Stock subject to the Offer, (ii) reduce the Cash Amount or the Offer Price, (iii) waive, amend or modify the Termination Condition or the Minimum Tender Condition, (iv) add to the Offer Conditions or impose any other conditions on the Offer or amend, modify or supplement any Offer Condition in any manner adverse to the holders of the Company Common Stock, or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Parent to consummate the Offer or the Merger, (v) except as otherwise provided in this Section 2.01, terminate the Offer, or extend or otherwise amend or modify the Expiration Date, (vi) change the form or terms of consideration payable in the Offer, (vii) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to the holders of the Company Common Stock or (viii) provide any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act. Notwithstanding the foregoing or anything to the contrary in this Agreement, unless this Agreement has been validly terminated in accordance with Section 9.01, (A) Parent may elect to (and if so requested by the Company, Parent shall), extend the Offer for one or more consecutive increments of such duration as requested by the Company (or if not so requested by the Company, as determined by Parent), but not more than 10 Business Days each (or for such longer period as may be agreed to by Parent and the Company), if (I) at the scheduled Expiration Date, any of the Offer Conditions (including the Minimum Tender Condition) shall not have been satisfied or waived (if permitted hereunder), until such time as such conditions shall have been satisfied or waived (if permitted hereunder), or (II) at the scheduled Expiration Date, Section 2.01(c)(v) applies as to the determination of the Closing Net Cash and the resolution of the matters described in Section 2.01(c)(vi) has not been finalized, and (B) Parent shall extend the Offer for the minimum period required by any rule, regulation or interpretation or position of the SEC or the staff thereof or Nasdaq, in each case that are applicable to the Offer; provided that, in either case, Parent shall not, and shall not be required to, extend the Offer beyond the Outside Date; provided, further, that Parent shall not extend the Offer on more than two (2) occasions pursuant to this Section 2.01 without the prior written consent of the Company.

On the terms and subject only to the conditions of the Offer and this Agreement, Parent shall: (i) irrevocably accept for payment all shares of the Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer that Parent becomes obligated to purchase pursuant to the Offer as promptly as practicable after the Expiration Date and, in any event, prior to 8:00 a.m. Eastern Time on the Business Day following the Expiration Date; and (ii) deposit, or cause to be deposited, with the Paying Agent the aggregate Offer Price as soon as practicable after the expiration of the Offer. The time at which Parent first irrevocably accepts for purchase the shares of the Company Common Stock tendered in the Offer is referred to as the “Offer Closing Time.” The Offer may not be terminated or withdrawn prior to the Expiration Date (as such Expiration Date may be extended and re-extended in accordance with this Section 2.01(a)), unless this Agreement is validly terminated in accordance with Section 9.01. If this Agreement is validly terminated in accordance with Section 9.01, Parent shall promptly and irrevocably terminate the Offer and return, and shall cause any depository acting on behalf of Parent to return, all tendered shares of the Company Common Stock to the registered holders thereof. Nothing contained in this Section 2.01(a) shall affect any termination rights set forth in Section 9.01.

Parent shall use commercially reasonable efforts, upon the reasonable request of the Company, to advise the Company on a daily basis on each of the last seven (7) Business Days prior to the then-scheduled Expiration Date as to the number of shares of the Company Common Stock that have been validly tendered and not properly withdrawn in accordance with the terms of the Offer.

(b) Schedule TO; Offer Documents. As promptly as reasonably practicable on the date of commencement of the Offer, Parent and Merger Sub shall: (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall include an offer to purchase and a related letter of transmittal and summary advertisement containing the terms set forth in this Agreement and Exhibit

A (such Schedule TO, as amended from time to time, and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”); (ii) disseminate the Offer Documents to the holders of the Company Common Stock as and to the extent required by applicable Law; (iii) deliver a copy of the Offer Documents to the Company at its principal executive offices in accordance with applicable U.S. federal securities Laws; and (iv) give telephonic notice to Nasdaq of the information required by applicable U.S. federal securities Laws, and mail by means of first class mail a copy of the Offer Documents, to Nasdaq. The Company shall furnish to Parent and Merger Sub all information concerning the Company required by applicable Law to be set forth in the Offer Documents. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and to correct any material omissions therefrom, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of the Company Common Stock, in each case, as and to the extent required by applicable Law. Parent and Merger Sub shall promptly provide the Company and its counsel with copies of any written comments, and shall promptly inform the Company and its counsel in writing of any oral comments, that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments. Except from and after an Adverse Recommendation Change, prior to the filing of the Offer Documents (including any amendment or supplement thereto) with the SEC or the dissemination thereof to the holders of the Company Common Stock, or responding to any comments of the SEC or its staff with respect to the Offer Documents, Parent and Merger Sub shall (A) provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or response (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable) and (B) give reasonable and good faith consideration to any comments made by the Company or its counsel. Parent and Merger Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents. In addition, Parent and Merger Sub shall cause the Offer Documents (i) to comply in all material respects with the Exchange Act and other applicable Laws and (ii) to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents.

(c) Adjustments; Determination of Closing Net Cash.

(i) If, between the Agreement Date and the Offer Closing Time, the outstanding shares of the Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately adjusted and such adjustment to the Offer Price shall provide to the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action.

(ii) Except as otherwise contemplated in this Section 2.01(c), on the eighth (8th) Business Day before each then-scheduled expiration of the Offer (including as extended pursuant to Section 2.01(a)), the Company shall deliver to Parent a schedule (the “Closing Net Cash Schedule”) setting forth, in reasonable detail and in a manner consistent with Schedule I hereto (attached for illustrative purposes only), the Company’s good faith, estimated calculation of Closing Net Cash (the “Closing Net Cash Calculation”) as of immediately prior to the Offer Closing Time (the “Cash Determination Time”) based on such scheduled expiration of the Offer. The Company shall make available to Parent, as reasonably requested by Parent, the work papers (subject to execution of customary work paper access letters if requested by the auditor of the Company) and back-up materials used or any other relevant information useful in preparing the Closing Net Cash Schedule, including any close-out memos or other forms of written affirmation received from vendors that either no more money is due or an amount of money is due that is reflected on the Closing Net Cash Schedule. If reasonably requested by Parent, access to the Company’s accountants and counsel at reasonable times and upon reasonable notice will be provided by Company in order to permit Parent to review the Closing Net Cash Calculation.

(iii) Parent shall have the right to dispute any part of the Closing Net Cash Calculation by delivering a written notice (for which email will suffice) (a “Dispute Notice”) to that effect to the Company on or prior to 11:59 p.m. Eastern Time, on the fourth (4th) Business Day following Parent’s receipt of the Closing Net Cash Schedule (the “Response Time”), which Dispute Notice shall identify in reasonable detail the nature and amounts of any proposed revisions to the proposed Closing Net Cash Calculation and shall be accompanied by a reasonably detailed explanation for the basis for such revisions.

(iv) If, on or prior to the Response Time, Parent notifies the Company in writing that it has no objections to the Closing Net Cash Calculation or if Parent fails to deliver a Dispute Notice as provided in Section 2.01(c)(iii) prior to the Response Time, then the Closing Net Cash Calculation as set forth in the Closing Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and shall represent the Closing Net Cash at the Cash Determination Time for purposes of this Agreement.

(v) If Parent delivers a Dispute Notice on or prior to the Response Time, then Representatives of the Company and Parent shall promptly (and in no event later than two (2) Business Days thereafter) meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of the Closing Net Cash, which Closing Net Cash amount, if so agreed, shall be deemed to have been finally determined for purposes of this Agreement and shall represent the Closing Net Cash at the Cash Determination Time for purposes of this Agreement.

(vi) If Representatives of the Company and Parent are unable to negotiate an agreed-upon determination of Closing Net Cash as of the Cash Determination Time pursuant to Section 2.01(c)(v) within two (2) Business Days after delivery of the Dispute Notice (or such other period as the Company and Parent may mutually agree upon), then any remaining disagreements as to the calculation of Closing Net Cash shall be referred to for resolution to an impartial nationally or regionally recognized firm of independent certified public accountants other than the Company’s accountants or Parent’s accountants to be mutually agreed upon and appointed by the Company and Parent as promptly as practicable following delivery of a Dispute Notice (the “Accounting Firm”). The Company and Parent shall promptly deliver to the Accounting Firm the work papers (subject to execution of customary work paper access letters if requested by the auditor of the Company) and back-up materials used in preparing the Closing Net Cash Schedule and the Dispute Notice, and the Company and Parent shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within three (3) Business Days of accepting its selection. The Company and Parent shall be afforded the opportunity to present to the Accounting Firm any materials related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided that no such presentation or discussion shall occur without the presence of a Representative of each of the Company and Parent. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Closing Net Cash made by the Accounting Firm shall be made in writing delivered to each of the Company and Parent, shall be final and binding on the Company and Parent and shall (absent manifest error) be deemed to have been finally determined for purposes of this Agreement and to represent the Closing Net Cash at the Cash Determination Time for purposes of this Agreement. Parent shall extend the Expiration Date until the resolution of the matters described in this Section 2.01(c)(vi); provided, that Parent shall not, and shall not be required to, extend the Offer beyond the Outside Date. The fees and expenses of the Accounting Firm shall be allocated between the Company and Parent in the same proportion that the disputed amount of the Closing Net Cash that was unsuccessfully disputed by such party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Closing Net Cash amount and such fees and expenses shall be included in the calculation of Transaction Expenses, subject to the cap set forth therein with respect to such fees and expenses allocated to Parent. If this Section 2.01(c)(vi) applies as to the determination of the Closing Net Cash at the Cash Determination Time with respect to a scheduled expiration of the Offer, upon resolution of the matter in accordance with this Section 2.01(c)(vi), the parties shall not be required to determine Closing Net Cash again (solely with respect to such applicable scheduled expiration of the Offer) even though such applicable expiration of the Offer may occur later.

Section 2.02 Company Actions.

(a) Schedule 14D-9. The Company shall file with the SEC, as promptly as reasonably practicable after the filing by Parent and Merger Sub of the Schedule TO and the Offer Documents, a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer, (such Schedule 14D-9, as amended from time to time, together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”), including a description of the Company Board Recommendation (subject to Section 6.02) and shall disseminate the Schedule 14D-9 to the holders of the Company Common Stock, as and to the extent required by applicable U.S. federal securities Laws; provided that the Company shall not be obligated to file the Schedule 14D-9 or disseminate the Schedule 14D-9 to holders of the Company Common Stock prior to the tenth (10th) Business Day after the Agreement Date. The Schedule 14D-9 shall also contain and constitute the notice of appraisal rights required to be delivered by the Company under Section 262(d)(2) of the DGCL at the time the Company first files the Schedule 14D-9 with the SEC. The Company shall set the record date for the holders of Company Common Stock to receive such notice of appraisal rights as the same date as the Stockholder List Date and shall disseminate the Schedule 14D-9 including such notice of appraisal rights to such holders to the extent required by Section 262(d) of the DGCL. Parent and Merger Sub shall furnish to the Company all information concerning Parent and Merger Sub required by applicable Law to be set forth in the Schedule 14D-9. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and to correct any material omissions therefrom, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of the Company Common Stock, in each case, as and to the extent required by applicable Law. Except from and after an Adverse Recommendation Change or in connection with any disclosures made in compliance with Section 6.02, the Company shall provide Parent and its counsel with copies of any written comments, and shall inform Parent and its counsel of any oral comments, that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments. Except from and after an Adverse Recommendation Change or in connection with any disclosures made in compliance with Section 6.02, prior to the filing of the Schedule 14D-9 (including any amendment or supplement thereto) with the SEC or the dissemination thereof to the holders of the Company Common Stock, or responding to any comments of the SEC or its staff with respect to the Schedule 14D-9, the Company shall: (x) provide Parent and its counsel a reasonable opportunity to review and comment on such Schedule 14D-9 or response (it being understood that Parent and its counsel shall provide any comments thereon as soon as reasonably practicable); and (y) give reasonable and good faith consideration to any comments made by Parent or its counsel. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9. The Company hereby approves of and consents to the Offer, the Merger and the Transactions and the inclusion in the Offer Documents of a description of the Company Board Recommendation (except to the extent that the Company Board shall have withdrawn or modified the Company Board Recommendation, respectively, in accordance with Section 6.02(b)). In addition, the Company shall cause the Schedule 14D-9: (i) to comply in all material respects with the Exchange Act; and (ii) to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9.

(b) Stockholder Information. In connection with the Offer, the Company shall cause its transfer agent to promptly furnish Parent or Merger Sub with mailing labels containing the names and addresses of the record holders of shares of the Company Common Stock as of the most recent practicable date preceding the date on which the Offer is commenced and of those Persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings, computer files and all other information in the Company’s possession or control regarding the beneficial owners of shares of the Company Common Stock, and shall furnish to Parent or Merger Sub such information and reasonable assistance (including updated lists of stockholders, security position listings and computer files) as Parent or Merger Sub may reasonably request in communicating the Offer and disseminating the Offer Documents to the Company Stockholders. The date of the list of stockholders used to determine the persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated is referred to as the “Stockholder List Date.” Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Merger Sub shall hold in confidence, in accordance with the Confidentiality Agreement, the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company or destroy (and shall direct their agents to deliver to the Company or destroy) all copies of such information (and certify in writing to the Company such destruction, if applicable).

(c) Share Registry. In connection with the Offer, the Company shall, or shall cause its transfer agent to, furnish Parent and Merger Sub with such assistance and such information available to the Company as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial holders of shares of Company Common Stock, including a list, as of the most recent practicable date, of the Company Stockholders, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of shares of Company Common Stock, and lists of security positions of shares of Company Common Stock held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions). Subject to applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Sub (and their respective agents) shall: (i) hold in confidence in accordance with the Confidentiality Agreement, the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions; (ii) use such information only in connection with the Offer and the Merger and only in the manner provided by this Agreement; and (iii) if this Agreement or the Offer is terminated, promptly return (and shall use their respective reasonable efforts to cause their agents to deliver) to the Company or destroy any and all copies and any extracts or summaries from such information then in their possession or control.

Article III
THE MERGER

Section 3.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL (including Section 251(h) of the DGCL), Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

Section 3.02 Merger Closing. The closing of the Merger (the “Merger Closing”) shall take place remotely via the electronic exchange of documents and signature pages at a date and time to be specified by Parent and the Company, which date shall be within one (1) Business Day of the Offer Closing Time, subject to the satisfaction or (to the extent permitted by Law) waiver by the party or parties hereto entitled to the benefits thereof of the conditions set forth in Article VIII, other than those conditions that by their nature are to be satisfied at the Merger Closing, unless another date, time or place is mutually agreed to in writing by Parent and the Company. The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date.”

Section 3.03 Effective Time. Prior to the Merger Closing, Parent and the Company shall prepare, and on the Merger Closing Date, the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 3.04 Merger Without Meeting of Stockholders. The Merger shall be governed by and effected under Section 251(h) of the DGCL, without a vote on the adoption of this Agreement by the holders of shares of the Company Common Stock. The parties hereto agree to take all necessary and appropriate action to cause the Merger to become, and that the Merger shall become, effective as soon as practicable following the consummation (within the meaning of Section 251(h) of the DGCL) of the Offer, without a vote of stockholders of the Company in accordance with Section 251(h) of the DGCL.

Section 3.05 Effects of Merger. The Merger shall have the effects provided in this Agreement and as set forth in the DGCL.

Section 3.06 Certificate of Incorporation and Bylaws.

(a) Immediately following the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be in the form attached as Exhibit B and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or permitted by applicable Law (including the DGCL), subject to Section 7.03.

(b) Immediately following the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated in its entirety to be in the form attached as Exhibit C and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or permitted by applicable Law (including the DGCL), subject to Section 7.03.

Section 3.07 Directors and Officers.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be appointed as the directors of the Surviving Corporation immediately following the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The Company shall request each director of the Company to, immediately prior to the Effective Time, execute and deliver a letter effectuating his or her resignation as a member of the Company Board.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be. The Company shall request each officer of the Company to, immediately prior to the Effective Time, execute and deliver a letter effectuating his or her resignation as an officer of the Company.

Section 3.08 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the Company Common Stock or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b) Cancelation of Treasury Stock and Certain Other Stock. Each share of Company Common Stock that: (i) is owned by the Company immediately prior to the Effective Time; (ii) was owned by Parent, Merger Sub or any subsidiary of Parent at the commencement of the Offer and is owned by Parent, Merger Sub or any subsidiary of Parent immediately prior to the Effective Time; or (iii) was irrevocably accepted for purchase in the Offer shall no longer be outstanding and, in each case, shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock. Except as provided in Section 3.08(b) and Section 3.08(d), each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Offer Price without interest (the “Merger Consideration”), subject to any applicable tax withholding. As of the Effective Time, all such shares of the Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of any such shares of the Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 3.09(b), subject to any applicable tax withholding. For the avoidance of doubt, at the Effective Time, any repurchase rights of the Company or other similar restrictions on shares of Company Common Stock shall lapse in full and will be of no further force or effect, and all shares of Company Common Stock shall be fully vested as of the Effective Time.

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of the Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the Merger Consideration as provided in Section 3.08(c), but instead, at the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of any such Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive payment of the fair value of such Appraisal Shares in accordance with Section 262; provided that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 with respect to such Appraisal Shares or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to receive the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration as provided in Section 3.08(c), subject to any applicable tax withholding. The Company shall give prompt written notice to Parent of any demands received by the Company for appraisal of any shares of the Company Common Stock, and

Parent shall have the right to participate in, and direct all negotiations and Proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Prior to the Offer Closing Time, Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 3.09 Payment of Merger Consideration.

(a) Paying Agent. Not less than three (3) Business Days before the Merger Closing Date, Parent shall retain a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Cash Amount pursuant to Section 3.08(c). As soon as practicable after the Effective Time, Parent shall deposit with the Paying Agent, for the benefit of holders of shares of Company Common Stock, cash in U.S. dollars sufficient to pay the Cash Amount at the Merger Closing pursuant to Section 3.08(c) (such cash being hereinafter referred to as the “Payment Fund”).

(b) Payment Procedure. As promptly as reasonably practicable (but in no event later than two (2) Business Days) after the Effective Time, Parent shall cause the Paying Agent to deliver to each holder of record of a certificate or certificates that, immediately prior to the Effective Time, represented outstanding shares of the Company Common Stock (the “Certificates”) that were converted into the right to receive the Merger Consideration pursuant to Section 3.08(c): (i) a letter of transmittal (which shall specify that, with respect to holders of Certificates, delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as are customary and reasonably acceptable to the Company and Parent); and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon delivery of a letter of transmittal to the Paying Agent, duly executed and in proper form, and such other documents as may reasonably be required by the Paying Agent (including, as applicable, any Certificate for cancelation), the holder of such Certificate, shall be entitled to receive, in exchange therefor, the Merger Consideration into which the shares of the Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.08(c) (subject to any applicable tax withholding), as applicable, and any Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of the Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that any such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.09, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender, the Merger Consideration (without interest and subject to any applicable tax withholding) into which the shares of the Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 3.08(c). No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

(c) Treatment of Book-Entry Shares. No holder of record of Book-Entry Shares shall be required to deliver a Certificate or a letter of transmittal to the Paying Agent to receive the Merger Consideration in respect of such Book-Entry Shares. In lieu thereof, such holder of record shall, upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive the Merger Consideration into which such Book-Entry Shares shall have been converted pursuant to Section 3.08(c), and Parent shall cause the Paying Agent to pay and deliver as soon as practicable after the Effective Time, an amount of U.S. dollars equal to the aggregate Cash Amount (without interest), subject to any applicable tax withholding, to which such holder is entitled hereunder, and such Book-Entry Shares shall forthwith be canceled. Payment of the Cash Amount with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(d) Adjustments. If, between the Agreement Date and the Effective Time, the outstanding shares of the Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted.

(e) No Further Ownership Rights in the Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article III as a result of the conversion of any shares of the Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock. After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of the Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, such Certificates shall be canceled and exchanged as provided in this Article III.

(f) Lost, Stolen or Destroyed Certificates. Notwithstanding the requirements to surrender a Certificate contained in Section 3.09, if any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for the shares of the Company Common Stock formerly represented by such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of such shares, subject to any applicable tax withholding.

(g) Termination of Payment Fund. Any portion of the Payment Fund (and any interest or other income earned thereon) that remains undistributed as of the 12-month anniversary of the Merger Closing Date shall be delivered to the Company or its designated Affiliate, upon demand, and any former holder of the Company Common Stock entitled to payment of the Cash Amount who has not theretofore complied with this Article III shall thereafter look only to the Company or any successor-in-interest of the Company for payment of its claim for the Cash Amount (subject to applicable abandoned property, escheat and other similar Law).

(h) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation and the Paying Agent shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable Law, immediately prior to such date become the property of the Surviving Corporation or its designated Affiliate, free and clear of any claims or interest of any such holders or their successors, assigns or personal representative previously entitled thereto, subject to the claims of any former holder of the Company Common Stock entitled to payment of Merger Consideration who has not theretofore complied with this Article III.

(i) Investment of Payment Fund. The Payment Fund shall be invested by the Paying Agent as directed by Parent. Nothing contained in this Section 3.09(i) and no investment losses resulting from the investment of the Payment Fund shall diminish the rights of the Company Stockholders entitled to payment of the Cash Amount to receive the Cash Amount. To the extent there are losses or the Payment Fund for any reason (including Appraisal Shares losing their status as such) is less than the level required to promptly pay the Cash Amount pursuant to Section 3.08(c), Parent shall replace, restore or add to the cash in the Payment Fund to ensure the prompt payment of the Cash Amount of the Merger Consideration. Any interest and other income resulting from such investments shall be the property of, and paid to, Parent or its designated Affiliate.

(j) Withholding Rights. Each of the Company, the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement or the Offer such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law, it being understood that, no withholding or deduction shall be made from any amounts payable or otherwise deliverable pursuant to this Agreement or the Offer (other than any compensatory amounts) so long as the Company complies with the provision of Section 7.13 of this Agreement. Amounts so deducted or withheld and timely paid over to the appropriate Tax Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made. Parent shall: (i) use commercially reasonable efforts to provide advance notice of any such deduction or withholding; and (ii) cooperate with the Company and any holders of Company Common Stock, Company Stock Options or Company Restricted Stock Units to obtain any affidavits, certificates and other documents as may reasonably be expected to afford to the Company and such holders reduction of or relief from any such deduction or withholding. Any compensatory amounts payable pursuant to or as contemplated by this Agreement or the Offer will be remitted to the applicable payor for payment to the applicable Person through regular payroll procedures, as applicable.

Section 3.10 Equity Awards.

(a) As of immediately prior to the Effective Time, each Accelerated Vesting Stock Option that is then outstanding but not then vested or exercisable shall become immediately vested and exercisable in full. At the Effective Time, each In-the-Money Option that is then vested and outstanding shall be canceled and the holder thereof shall be entitled to receive: (i) an amount in cash without interest, subject to any applicable tax withholding, equal to the product obtained by multiplying: (A) the excess of the Cash Amount over the exercise price per share of the Company Common Stock underlying such Company Stock Option by (B) the number of shares of the Company Common Stock underlying such Company Stock Option (such amount, the “Company Stock Option Cash Consideration”); and (ii) one CVR for each share of the Company Common Stock underlying such In-the-Money Option. Parent shall pay, or cause the Surviving Corporation to pay, the Company Stock Option Cash Consideration as soon as practicable after the Effective Time (but in no event later than five (5) Business Days after the Effective Time). At the Effective Time, each Out-of-the-Money Option, and each unvested Company Stock Option that is not an Accelerated Vesting Stock Option, that is then outstanding shall be cancelled for no consideration. For all U.S. federal and applicable state and local income tax purposes, any Company Stock Option Cash Consideration will be treated as wages.

(b) As of immediately prior to the Offer Closing Time, each Accelerated Vesting Restricted Stock Unit that is then outstanding but not then vested shall become immediately vested in full. At the Effective Time, each Accelerated Vesting Restricted Stock Unit that is then outstanding shall be canceled and the holder thereof shall be entitled to receive: (i) an amount in cash without interest, subject to any applicable tax withholding, equal to the Cash Amount (the “Company Restricted Stock Unit Cash Consideration”); and (ii) one CVR. Parent shall pay, or cause the Surviving Corporation to pay, the Company Restricted Stock Unit Cash Consideration as soon as practicable after the Effective Time (but in no event later than five (5) Business Days after the Effective Time). At the Effective Time, each unvested Company Restricted Stock Unit that is not an Accelerated Vesting Restricted Stock Unit that is then outstanding shall be cancelled for no consideration. For all U.S. federal and applicable state and local income tax purposes, any Company Restricted Stock Unit Cash Consideration will be treated as wages.

(c) As of the date of this Agreement, the Company shall take all reasonable actions required to terminate the Company’s 2020 Employee Stock Purchase Plan (the “Company ESPP”) and refund all amounts in the accounts of Company ESPP participants in accordance with the terms of the Company ESPP.

(d) Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering any Company Stock Plan) shall adopt such resolutions, or take such action by written consent in lieu of a meeting, providing for the transactions contemplated by this Section 3.10. The Company shall provide that, on and following the Effective Time, no holder of any Company Stock Option or Company Restricted Stock Unit shall have the right to acquire any equity interest in the Company or the Surviving Corporation in respect thereof and each Company Stock Plan shall terminate as of the Effective Time, contingent upon the Closing.

Section 3.11 Contingent Value Right. At or prior to the Offer Closing Time, Parent will authorize and duly adopt, execute and deliver, and will ensure that a duly qualified rights agent with respect to the CVRs, which such rights agent shall be selected by Parent and be reasonably acceptable to the Company (“Rights Agent”), executes and delivers, a CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such Rights Agent or the Representative thereunder (provided that such revisions are not, individually or in the aggregate, materially detrimental to any holder of CVRs). Parent and the Company shall cooperate, including by making changes to the form of CVR Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” Laws.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as: (i) disclosed in the reports, schedules, forms, statements and other documents filed by the Company with, or furnished by the Company to, the SEC and publicly available at least two (2) Business Days prior to the Agreement Date (the “Filed Company SEC Documents”) (but excluding in the case of this clause (i) any risk factor disclosure under the headings “Risk Factors” or “Special Note Regarding Forward-Looking Statements” or other similar cautionary, predictive or forward-looking disclosures contained in such Filed Company SEC Documents; provided that any factual information contained within such disclosure shall not be excluded); or (ii) set forth in the letter, dated as of the Agreement Date, from the Company to Parent and Merger Sub (which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section shall be deemed to qualify or apply to other sections in this Article IV to the extent that it is reasonably apparent on its face that such disclosure also qualifies or applies to such other sections) (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.01 Organization, Standing and Power. The Company and its subsidiaries are duly organized, validly existing and in good standing under the laws of the respective states in which they are organized. The Company and its subsidiaries have full power and authority necessary to enable them to own, lease or otherwise hold their properties and assets and to conduct their business as presently conducted. The Company and its subsidiaries are duly qualified or licensed to do business in each jurisdiction where the nature of its business or their ownership or leasing of their properties makes such qualification or licensing necessary, other than where the failure to have such power and authority or to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. True and complete copies of the amended and restated certificate of incorporation of the Company, as amended to the Agreement Date (as so amended, the “Company Charter”), and the amended and restated bylaws of the Company, as amended to the Agreement Date (as so amended, the “Company Bylaws”), are included in the Filed Company SEC Documents. The Company Charter and the Company Bylaws are in full force and effect and the Company is not in violation of any of the provisions of the Company Charter and is not in material violation of any of the provisions of the Company Bylaws.

Section 4.02 Capital Structure.

(a) The authorized capital stock of the Company consists of 150,000,000 shares of the Company Common Stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). At the close of business on July 15, 2025 (the “Measurement Date”): (i) 44,171,194 shares of the Company Common Stock were issued and outstanding; (ii) no shares of the Company Common Stock were held by the Company in its treasury; (iii) 9,964,518 shares of the Company Common Stock were subject to outstanding Company Stock Options with a weighted average exercise price of approximately $15.96 per share, 3,005,288 shares of Company Common Stock were subject to outstanding In-the-Money Options with a weighted average exercise price of approximately $6.05 per share; (iv) 1,115,274 shares of the Company Common Stock were subject to outstanding Company Restricted Stock Units; (v) 16,059,599 shares of the Company Common Stock were reserved for issuance pursuant to the Company Stock Plans, 9,702,424 of which were available for future issuance; (vi) 667,931 shares of the Company Common Stock were reserved for issuance pursuant to the Company ESPP, 506,565 of which were available for future issuance; and (vii) no shares of Company Preferred Stock were issued or outstanding. Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock of the Company were issued, reserved for issuance or outstanding. From the Measurement Date to the Agreement Date, there have been no issuances by the Company of shares of capital stock or other voting securities or equity interests of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock or other voting securities or equity interests of the Company or other rights that give the holder thereof any economic or voting interest of a nature accruing to the holders of the Company Common Stock, other than the issuance of the Company Common Stock upon the exercise of Company Stock Options or vesting and settlement of Company Restricted Stock Units in accordance with their terms.

(b) All outstanding shares of the Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(c) As of the Agreement Date, there are no bonds, debentures, notes or other indebtedness of the Company or its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Company Common Stock may vote by virtue of their ownership thereof (“Voting Company Debt”).

(d) Except as set forth in Section 4.02(a) of this Agreement and in Section 4.02(d) of the Company Disclosure Letter, as of the Measurement Date, there are no options, warrants, convertible or exchangeable securities, stock-based performance units or other rights or Contracts to which the Company is a party or by which the Company is bound: (i) obligating the Company to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, additional shares of capital stock of, or other voting securities or equity interests in, or any security convertible or exchangeable for any shares of capital stock of, or other voting securities or equity interests in, the Company or any Voting Company Debt; (ii) obligating the Company to issue, grant or enter into any such option, warrant, security, unit, right or Contract; (iii) that give any Person the right to receive any economic or voting interest of a nature accruing to the holders of the Company Common Stock; or (iv) restricting the transfer of, containing any right of first refusal or right of first offer with respect to, or requiring the registration for sale of any shares of, capital stock of the Company.

(e) As of the Measurement Date, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company, except for: (i) acquisitions of shares of the Company Common Stock in connection with the surrender of shares of the Company Common Stock by holders of Company Stock Options in order to pay the exercise price of Company Stock Options; (ii) the withholding of shares of the Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans; and (iii) the acquisition by the Company of Company Stock Options and Company Restricted Stock Units in connection with the forfeiture or repurchase of such awards or shares.

(f) All Company Stock Options and Company Restricted Stock Units are evidenced by written award agreements, in each case, substantially in the forms that have been made available to Parent, except to the extent that such agreements differ from such forms and from one another with respect to the number of shares of the Company Common Stock covered thereby, the type of award, the exercise price, exercise period, vesting schedule, vesting terms and expiration date applicable thereto.

(g) Section 4.02(g) of the Company Disclosure Letter sets forth a true and complete list of all outstanding Company Stock Options and Company Restricted Stock Units, as of the Measurement Date, indicating for each such Company Stock Option or Company Restricted Stock Unit: (i) the name of the holder thereof; (ii) the date of grant; (iii) the number of vested and unvested shares underlying Company Stock Options and Company Restricted Stock Units; and (iv) for each Company Stock Option, the per share exercise price. Each Company Stock Option and Company Restricted Stock Unit was granted or issued in all material respects in accordance with the terms of the applicable Company Stock Plan and all applicable Laws.

Section 4.03 Subsidiaries; Equity Interests. Section 4.03 of the Company Disclosure Letter sets forth a true and complete list of each subsidiary of the Company and its jurisdiction of organization or formation. Except as set forth in Section 4.03 of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person.

Section 4.04 Authority; Execution and Delivery; Enforceability.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, assuming the representations and warranties set forth in Section 5.08 are true and correct and that the Transactions are consummated in accordance with Section 251(h) of the DGCL, to consummate the Transactions. The execution and delivery by the Company of this Agreement and, assuming the representations and warranties set forth in Section 5.08 are true and correct and that the Transactions are consummated in accordance with Section 251(h) of the DGCL, the consummation by the Company of the Transactions has been duly authorized by all necessary corporate action on the part of the Company. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent and Merger Sub, and assuming the representations and warranties set forth in Section 5.08 are true and correct, this Agreement constitutes the Company’s legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting the enforcement of creditors’ rights and remedies, or by general principles of equity governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity and except as rights to indemnity and contribution may be limited by state or federal securities laws or public policy underlying such laws (the “Bankruptcy, Equity and Indemnity Exception”)).

(b) The Company Board, at a meeting duly called and held, duly and by unanimous vote of the Company Board adopted resolutions: (i) determining that the Offer, the Merger and the other Transactions are fair to and in the best interest of the Company and the Company Stockholders (other than the holders of Excluded Shares); (ii) approving and declaring advisable the Merger and the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions; (iii) resolving that this Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the Offer Closing Time; and (iv) recommending that the Company Stockholders accept the Offer and tender their shares of the Company Common Stock pursuant to the Offer (the recommendation set forth in subclause (iv) of this Section 4.04(b), the “Company Board Recommendation”), which resolutions, as of the Agreement Date, have not been rescinded, modified or withdrawn in any way.

(c) Prior to the scheduled expiration of the Offer, the Company Board or the compensation committee of the Company Board has, or will have: (i) duly and unanimously adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act each agreement, plan, program, arrangement or understanding entered into or established by the Company or any of its subsidiaries on or before the date hereof with or on behalf of any of its officers, directors or employees, including the terms of Section 3.08, Section 3.10 and Section 7.03; and (ii) taken all other actions reasonably necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d) under the Exchange Act with respect to the foregoing.

Section 4.05 No Conflicts; Consents.

(a) The execution and delivery by the Company of this Agreement do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien other than any Permitted Lien upon any of the properties or assets of the Company or its subsidiaries under, any provision of: (i) the Company Charter or the Company Bylaws; (ii) any Material Contract to which the Company or its subsidiaries are a party; or (iii) subject to the filings and other matters referred to in Section 4.05(b), any Judgment or, assuming the representations and warranties set forth in Section 5.08 are true and correct, any Law, in either case, that is applicable to the Company or its subsidiaries or its and their properties or assets, other than, in the case of clauses (ii) and (iii), any such items that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than: (i) the filing with the SEC of (A) the Schedule 14D-9 and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other Transactions; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business; (iii) such filings as may be required under the rules and regulations of Nasdaq; and (iv) such other items the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.06 SEC Documents; Undisclosed Liabilities.

(a) Since January 1, 2022, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC on a timely basis pursuant to Sections 13(a) and 15(d) of the Exchange Act (collectively, and, in each case, including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing and prior to the date hereof, the “Company SEC Documents”). As of the Agreement Date, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC relating to the Company SEC Documents and none of the Company SEC Documents is, to the knowledge of the Company, the subject of ongoing SEC review.

(b) As of their respective SEC filing dates, each Company SEC Document complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), or the Exchange Act and the Sarbanes-Oxley Act of 2002 and all rules and regulations promulgated by the SEC thereunder, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and except to the extent amended or superseded by a subsequent filing with the SEC prior to the Agreement Date, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to information furnished in writing by Parent or Merger Sub specifically for inclusion or use in any such document; provided, further, that no representation is made as to the accuracy of any forward-looking statements.

(c) The audited annual consolidated financial statements and the unaudited quarterly condensed consolidated financial statements (including, in each case, the notes thereto) of the Company included or incorporated by reference in the Company SEC Documents when filed: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) were prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly condensed consolidated financial statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto); and (iii) fairly presented in all material respects the condensed consolidated financial position of the Company as of the dates thereof and the condensed results of their operations and cash flows for the periods covered thereby (subject, in the case of unaudited quarterly condensed consolidated financial statements, to normal and recurring year-end adjustments).

(d) Except as reflected or reserved against in the condensed consolidated balance sheet of the Company as of March 31, 2025, or the notes thereto, included in the Company SEC Documents (such balance sheet and the notes thereto, the “Company Balance Sheet”), neither the Company nor its subsidiaries have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than: (i) liabilities or obligations incurred in the ordinary course of business since the date of the Company Balance Sheet; (ii) liabilities that are executory performance obligations arising under Contracts to which the Company or its subsidiaries are a party (other than to the extent arising from a breach thereof by the Company or its subsidiaries); and (iii) liabilities or obligations incurred in connection with the Transactions or the Wind-Down Process. As of the Agreement Date, neither the Company nor its subsidiaries have taken any actions that: (i) have resulted or would reasonably be expected to result in any obligations or liabilities of the Company or its subsidiaries after the Merger Closing, except to the extent that such obligations or liabilities are reflected in the calculation of Closing Net Cash or expressly contemplated by this Agreement; or (ii) were intended to manipulate any element of the calculation of Closing Net Cash in a manner adverse to Parent or Merger Sub.

(e) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the Exchange Act) that: (i) are reasonably designed to ensure that material information relating to the Company and its subsidiaries are made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and (ii) are effective at the reasonable assurance level in all material respects to perform the functions for which they were established. From the date of the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 to the Agreement Date, neither the Company nor the Company’s auditors have identified: (x) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of Nasdaq. The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. The Company has made available to Parent accurate and complete copies of the minutes (or drafts thereof requiring final approval) of all meetings and written consents of the Company Board and each committee thereof since January 1, 2022 through the Measurement Date; provided that the Company shall not be obligated to furnish to Parent any minutes for portions of meetings to the extent they discuss the Transactions or alternative transactions considered by the Company Board or a committee thereof.

(f) Neither the Company nor its subsidiaries have effected, entered into or created any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(b) of Regulation S-K under the Exchange Act).

Section 4.07 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or disseminated to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that the Company makes no representation or warranty with respect to information furnished in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in any such document. The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 4.08 Absence of Certain Changes or Events.

(a) From the date of the Company Balance Sheet to the Agreement Date, other than the Wind-Down Process, there has not been any change, event, condition, development, circumstance, effect or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From the date of the Company Balance Sheet to the Agreement Date, the Company has conducted its business in accordance with the Wind-Down Process, and during such period there has not been:

(i) any declaration, setting aside, accrual or payment of any dividend on, or making of any other distribution (whether in cash, stock, equity securities or property) in respect of, any capital stock of the Company (except for shares of Company Common Stock from terminated employees, directors or consultants of the Company);

(ii) any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company;

(iii) any change in accounting methods, principles or practices by the Company (other than any immaterial change thereto), except as required (A) by GAAP (or any authoritative interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization or (B) by Law, including Regulation S-X promulgated under the Securities Act;

(iv) any sale, lease (as lessor), exclusive license or other disposition of (including through any “spin-off”), or pledge, encumbrance or other Lien imposed upon (other than a Permitted Lien), any properties or assets (other than Intellectual Property) that are material, individually or in the aggregate, to the Company except (A) sales or other dispositions of inventory and excess or obsolete properties or assets in the ordinary course of business, (B) pursuant to Contracts to which the Company is a party made available to Parent and in effect prior to the date of the Company Balance Sheet or (C) in accordance with the Wind-Down Process;

(v) any sale, assignment, lease, exclusive license, transfer or other disposition of, pledge, encumbrance or other Lien imposed upon (other than a Permitted Lien), or permitting to lapse or abandonment of, any Intellectual Property owned by the Company that is material, individually or in the aggregate, to the Company;

(vi) any acquisition, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of, or by any other similar manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other Person (other than the Company);

(vii) any filing of or change to a material Tax election, any change to an annual Tax accounting period or any adoption of or change to a material method of Tax accounting, any filing of an amended material Tax Return, any failure to timely file any material Tax Return required to be filed (taking into account extensions obtained in the ordinary course of business) or pay any material Tax that is due or payable, any entry into a closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), any settlement or compromise of a material Tax liability or refund, any consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business;

(viii) any Contract to which the Company or its subsidiaries are a party that (A) materially restricts the ability of the Company or its Affiliates, including following the Offer Closing Time, Parent and its Affiliates (other than in the case of Parent and its Affiliates, due to the operation of Contracts to which Parent or any of its Affiliates is a party prior to the Offer Closing Time) following the Merger Closing, to compete in any business or with any Person in any geographical area, (B) requires the Company or its Affiliates, including following the Offer Closing Time, Parent and its Affiliates (other than in the case of Parent and its Affiliates, due to the operation of Contracts to which Parent or any of its Affiliates is a party prior to the Offer Closing Time) following the Merger Closing, to conduct any business on a “most favored nations” basis with any third party in any material respect, (C) grants a third party development (other than solely for or on behalf of the Company or its Affiliates), marketing or distribution rights with respect to the Company Products, (D) requires the Company or its Affiliates to purchase a minimum quantity of goods or supplies relating to the Company Products in favor of any third party, or (E) obligates the Company or its Affiliates to purchase or otherwise obtain any product or service exclusively from any third party or sell any product or service exclusively to any third party;

(ix) any Contract to which the Company or its subsidiaries are a party with any academic institution or Governmental Entity that provides for the provision of funding to the Company for research and development activities involving the creation of any material Intellectual Property for the Company in respect of the Company Products;

(x) any Contract to which the Company or its subsidiaries are a party, other than with respect to any partnership that is wholly owned by the Company, that relates to the formation, creation, operation, management or control of any legal partnership or any joint venture entity pursuant to which the Company or its subsidiaries have an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any Person;

(xi) any Contract between the Company or its subsidiaries are and any Governmental Entity, except for clinical study agreements, sponsored research agreements, materials transfer agreements and non-disclosure agreements entered into in the ordinary course of business;

(xii) any settlement or compromise of, or written offer or proposal to settle or compromise, any Proceeding involving or against the Company or its subsidiaries;

(xiii) except as required pursuant to the terms of any Company Benefit Plan in effect as of the date of the Company Balance Sheet, (A) any granting to any director or employee of the Company of any increase in compensation, bonus, severance or termination pay, or (B) any entry by the Company into any employment, consulting, severance or termination agreement with any director or any employee; in any such case of (A) or (B), other than as disclosed in the Company SEC Documents or Section 4.08 or Section 4.17 of the Company Disclosure Letter; or

(xiv) any agreement on the part of the Company or its subsidiaries to do any of the foregoing.

Section 4.09 Taxes.

(a) The Company has: (i) properly prepared and timely filed, or caused to be timely filed, taking into account any extensions of time within which to file, all material Tax Returns required to have been filed by or with respect to the Company and its subsidiaries and all such Tax Returns are true, accurate and complete in all material respects; and (ii) paid, or caused to be paid, in full on a timely basis all material Taxes imposed on or required to be paid by or with respect to the Company or its subsidiaries, whether or not shown as due on any such Tax Returns, including any material Taxes required to be withheld, collected or deposited by or with respect to the Company or its subsidiaries.

(b) (i) No deficiency for any material Tax has been asserted or assessed by a Tax Authority in writing against the Company or its subsidiaries which deficiency has not been paid, settled or withdrawn or is not being contested in good faith in appropriate Proceedings and for which adequate reserves have not been maintained in accordance with GAAP; and (ii) no audit, examination, investigation, inquiry or other proceeding in respect of any material Taxes or Tax Returns of the Company or its subsidiaries (A) is pending or in progress or (B) has been proposed or threatened in writing or, to the knowledge of the Company, orally.

(c) The Company and its subsidiaries have complied in all material respects with all applicable Laws relating to the payment, collection, withholding and remittance of material Taxes (including information reporting requirements) with respect to payments made to any employee, creditor, independent contractor, stockholder or other third party.

(d) Neither the Company nor its subsidiaries have any liability for the material Taxes of any Person (other than the Company) pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor, or by contract (other than a contract entered into in the ordinary course of business a principal purpose of which is not related to Taxes). The Company is not and it has never been a member of a Combined Group.

(e) No material claim has been made by a Tax Authority in writing (or, to the knowledge of the Company, orally), in a jurisdiction in which the Company or its subsidiaries do not file a Tax Return that the Company or its subsidiaries are subject to taxation by that jurisdiction. Neither the Company nor its subsidiaries have extended (which extension remains outstanding), and there are no outstanding requests, agreements, consents or waivers to extend, the statutory period of limitations applicable to the collection, assessment or reassessment of any material Taxes or material Tax deficiencies against the Company or its subsidiaries, other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business. Neither the Company nor its subsidiaries have ever had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the country in which it is organized.

(f) There are no Liens for material Taxes upon the assets or properties of the Company or its subsidiaries except for Permitted Liens.

(g) Neither the Company nor its subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code (or any similar provision of state, local, or non-U.S. Law) in the two (2) years prior to the date of this Agreement.

(h) Neither the Company nor its subsidiaries are a party to, bound by or subject to any: (i) Tax sharing, Tax allocation, Tax receivable, or Tax indemnification agreement or arrangement that would have a continuing effect after the Merger Closing Date (other than tax provisions of agreements entered into in the ordinary course of business with third parties, the primary purpose of which is not related to Tax, such as licensing or joint development agreements); (ii) closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), which agreement will be binding on the Company, as applicable, after the Merger Closing Date; or (iii) private letter ruling of the Internal Revenue Service or comparable ruling of any Tax Authority.

(i) Neither the Company nor its subsidiaries are a party to or participated in a transaction that constitutes a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state or local Law) for a taxable period for which the applicable statute of limitations remains open.

(j) Neither the Company nor its subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Merger Closing Date as a result of: (i) change in method of accounting pursuant to Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) for a taxable period ending on or prior to the Merger Closing Date; (ii) installment sale or open transaction disposition made prior to the Merger Closing; (iii) prepaid amount, advance payment, or deferred revenue received or accrued on or prior to the Merger Closing outside the ordinary course of business; (iv) “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed prior to the Merger Closing; (v) an intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code; or (vi) the application of Sections 702, 951, 951A or 1293 of the Code (or any corresponding, similar or analogous provision of state, local or non-U.S. Law) or any “gain recognition agreement” pursuant to Section 367 of the Code. Neither the Company nor its subsidiaries have any liability for Taxes under Section 965 of the Code.

(k) Notwithstanding anything to the contrary in this Agreement, this Section 4.09, Section 4.08 (to the extent it relates to Taxes) and Section 4.17 (to the extent it relates to Taxes) contain the only representations and warranties by the Company with respect to Taxes in this Agreement.

Section 4.10 Contracts.

(a) Except for this Agreement and the Contracts disclosed in and filed as exhibits to the Filed Company SEC Documents or a Company Benefit Plan, Section 4.10(a) of the Company Disclosure Letter sets forth a true and complete list, as of the Agreement Date, and the Company has made available to Parent true and complete copies, of:

(i) any Contract (A) that cannot be terminated for convenience on notice by the Company or it subsidiaries and (B) to which the Company or its subsidiaries are a party that provides for recurring annual minimum payments or receipts (other than milestone, royalty or similar payments or other contingent payments) in excess of $150,000;

(ii) each Contract to which the Company or its subsidiaries are a party relating to indebtedness for borrowed money or any financial guaranty;

(iii) each Contract to which the Company or its subsidiaries are a party involving in excess of $150,000 that provides for the acquisition or disposition of any assets or any businesses (whether by merger, sale of stock, sale of assets or otherwise) that (A) has not yet been consummated or (B) has outstanding any purchase price adjustment, “earn-out,” material payment or similar obligations on the part of the Company or its subsidiaries;

(iv) each Contract to which the Company or its subsidiaries are a party pursuant to which (A) the Company or its subsidiaries has continuing milestone or similar contingent payments obligations, including upon the achievement of regulatory or commercial milestones or payment of royalties or other amounts calculated based upon any revenues or income of the Company or its subsidiaries, in each case, that could result in payments in excess of $150,000, and in each case, excluding indemnification and performance guarantee obligations provided for in the ordinary course of business; (B) the Company or its subsidiaries grant to or receive from any third party any license to, or covenant not to sue or other right with respect to, any Intellectual Property material to the Company’s business (other than non-exclusive licenses entered in the ordinary course of business); or (C) the Company or its subsidiaries have uncompleted performance obligations relating to any research, development and/or collaboration programs or pre-clinical and/or clinical trials and studies;

(v) each Contract to which the Company or its subsidiaries are a party that obligates the Company to make any capital commitment, loan or expenditure in excess of $150,000 after the Agreement Date;

(vi) each stockholders’, investors rights’, registration rights or similar Contract to which the Company or its subsidiaries are a party (excluding Contracts governing Company Stock Options and Company Restricted Stock Units;

(vii) each Contract (including all amendments, extensions and renewals with respect thereto) pursuant to which the Company or its subsidiaries lease or sublease any material real property; and

(viii) each Contract with or binding upon the Company or its subsidiaries, or its and their properties or assets that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Each such Contract required to be made available to Parent pursuant to clauses (i) through (viii) is referred to in this Agreement as a “Material Contract.”

(b) Each of the Material Contracts is valid, binding and enforceable (except as such enforceability may be limited by the Bankruptcy, Equity and Indemnity Exception) on the Company or its subsidiaries, and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid, binding or enforceable or to be in full force and effect as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no material default under any Material Contract by the Company or its subsidiaries, or, to the knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company or its subsidiaries, or, to the knowledge of the Company, any other party thereto, in each case, excluding any Contracts listed in Section 4.05(a) of the Company Disclosure Letter.

Section 4.11 Litigation. There is no Proceeding pending or, to the knowledge of the Company, threatened against the Company or its subsidiaries, that has resulted in, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company or its subsidiaries that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12 Property. Neither the Company nor its subsidiaries own, nor to the Company’s knowledge, have ever owned, any real property or any leasehold interest in any real property.

Section 4.13 Compliance with Laws.

(a) Since January 1, 2022, the Company and its subsidiaries have been, in compliance with all Judgments and Laws applicable to their business or operations, except for instances of noncompliance that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2022 the Company and its subsidiaries have had, in effect all Authorizations necessary for them to conduct their business as presently conducted, and all such Authorizations are in full force and effect, except for such Authorizations the absence of which, or the failure of which to be in full force and effect, have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Since January 1, 2022, except as would not reasonably be expected to, individually or in the aggregate, result in a material liability to the Company or its subsidiaries are, none of the Company, its subsidiaries or any of its officers, directors, or employees acting on behalf of the Company, nor, to the knowledge of the Company, any agents or other Persons acting on behalf of the Company, has, in the course of its actions for, or on behalf of, the Company: (i) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (ii) made, offered or authorized any direct or indirect unlawful payments to any foreign or domestic Governmental Official, employee or health care professional or to any foreign or domestic political parties or campaigns; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery, anti-corruption, anti-money laundering, record keeping and internal control Laws, including but not limited to any such Laws that prohibit private commercial bribery; or (iv) made, offered or authorized any other bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment. Since January 1, 2022 to the Agreement Date, neither the Company nor its subsidiaries have received any written communication that alleges any of the foregoing, and are not, nor have been, to the knowledge of the Company, under administrative, civil, or criminal investigation, indictment, information, suspension, debarment, or audit (other than a routine contract audit) by any party, in connection with alleged or possible violations of any Law that prohibits bribery, corruption, fraud, or other improper payments.

Section 4.14 Regulatory Matters.

(a) Section 4.14(a) of the Company Disclosure Letter sets forth a true and complete list, as of the Agreement Date, all material Regulatory Authorizations from the FDA or any other applicable Regulatory Authorities held by the Company relating to the Company Products. Except as would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect: (x) the Company has filed, maintained or furnished with the applicable Regulatory Authorities all required material filings, declarations, listings, registrations, submissions, amendments, modifications, notices and responses to notices, applications and supplemental applications, reports (including all adverse event/experience reports) and other information required pursuant to any Health Laws (collectively, the “Health Care Submissions”); and (y) all such Health Care Submissions were complete and accurate and in compliance in all material respects with applicable Health Laws when filed (or were corrected or completed in a subsequent filing).

(b) (i) Since January 1, 2022, the Company and its subsidiaries have been in material compliance with all Health Laws applicable to the Company’s business and Company Products; (ii) as of the Agreement Date, neither the Company nor its subsidiaries have received any written notice or other written communication from any Regulatory Authority alleging any material violation of any Health Law; and (iii) there are no investigations, suits, claims, actions or proceedings pending, or to the knowledge of the Company, threatened against the Company or its subsidiaries alleging any material violation by the Company, its subsidiaries or the Company Products of any such Health Law.

(c) Since January 1, 2022, to the Company’s knowledge, all pre-clinical studies and clinical trials conducted with respect to the Company Products by or at the direction of the Company have been conducted in material compliance with all applicable Laws, including the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 312, and any other Health Laws governing the conduct of such pre-clinical studies or clinical trial. No clinical trial currently being conducted or proposed to be conducted by or, on behalf of, neither the Company nor its subsidiaries have been terminated or suspended by any Regulatory Authority. As of the Agreement Date, neither the Company nor its subsidiaries have received written notice from any institutional review board, ethics committee or safety monitoring committee requiring the termination, suspension or material restriction of, any clinical studies in which the Company or its subsidiaries are conducting or sponsoring or have proposed to conduct or sponsor. Nothing in this Section 4.14(c) will apply to the Company’s compliance with Data Privacy and Security Requirements.

(d) Since January 1, 2022, to the Company’s knowledge, the manufacture of the Company Products, by or on behalf of the Company has been conducted in material compliance with all applicable Health Laws. As of the Agreement Date, neither the Company nor, to the knowledge of the Company, any person acting on its behalf has, with respect to the Company Products: (i) been subject to a Regulatory Authority shutdown or import or export prohibition; or (ii) received any FDA Form 483, or other Regulatory Authority written notice of inspectional observations, “warning letters,” “untitled letters” or written requests or requirements to make any material adverse changes to the Company Products or any of the Company’s business operations due to noncompliance with any applicable Health Law or Regulatory Authorization.

(e) None of the Company, its subsidiaries, or, to the knowledge of the Company, its officers, employees, or any clinical investigator acting for the Company has: (i) made an untrue statement of a material fact or fraudulent statement to any Regulatory Authority or any other Governmental Entity; (ii) failed to disclose a material fact required to be disclosed to any Regulatory Authority or any other Governmental Entity; or (iii) committed an act, made a statement of material fact, or failed to make a statement of material fact required to be disclosed, including with respect to any scientific data or information, that, at the time such disclosure was made or failure to disclose occurred, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991), and any amendments thereto, or for any Regulatory Authority to invoke any similar policy or any other statute or regulation regarding the communication or submission of false information to any applicable Regulatory Authority or Governmental Entity. The Company has not committed or engaged in any fraud or falsification or forgery of any research or development data, report, studies or publications of any document or statement voluntarily submitted or required to be submitted to any Regulatory Authority or any other Governmental Entity. None of the Company, its subsidiaries, or, to the knowledge of the Company, its officers, employees, or any clinical investigator acting for the Company, has been convicted of any crime that has resulted in, or would reasonably be expected to result in, debarment pursuant to 21 U.S.C. Section 335a (a) or (b) or exclusion from participation in any federal health care program pursuant to 42 U.S.C. Section 1320a-7.

(f) Neither the Company nor its subsidiaries are a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement with or imposed by any Regulatory Authority or any other Governmental Entity.

Section 4.15 Environmental Matters. Except for matters that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect: (i) the Company and its affiliates are, and since January 1, 2022 have been, in compliance with all applicable Environmental Laws; (ii) since January 1, 2022, neither the Company nor its subsidiaries have been subject to a material Judgment or Proceeding pursuant to any applicable Environmental Law; (iii) since January 1, 2022, neither the Company nor its subsidiaries have received any written notice alleging that the Company is in violation of, or has liability or is a “potentially responsible party” under, any applicable Environmental Law; and (iv) neither the Company nor its subsidiaries have treated, stored, handled, transported, generated, disposed of, arranged for the disposal of, released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Substance, in each case as would give rise to liability under applicable Environmental Laws.

Section 4.16 Labor Relations.

(a) There are no collective bargaining or similar Contracts with any labor union, labor organization, or works council to which the Company or its subsidiaries are a party or by which the Company or its subsidiaries are bound. To the Company’s knowledge, none of the employees of the Company or its subsidiaries are represented by any union with respect to their employment by the Company.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has not experienced any labor disputes, strikes, work stoppages, slowdowns, lockouts or union organization attempts concerning any employees of the Company and there is no unfair labor practice charge or complaint or other Proceeding presently pending or, to the knowledge of the Company, threatened against the Company before the National Labor Relations Board or any equivalent state or local Governmental Entity.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its subsidiaries have been for at least the last three (3) years in compliance with all applicable Laws relating to labor and employment, including those relating to wages and hours (including the classification of independent contractors and exempt and non-exempt employees), harassment, discrimination, retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closure and layoff notices (e.g., Worker Adjustment and Retraining Notification Act of 1988, as amended), workers’ compensation, labor relations, paid time off and other employee leave requirements, wage deductions, affirmative action, unemployment insurance, benefits, labor and the Immigration and Nationality Act, 8 U.S.C. Sections 1101 et seq. and its implementing regulations.

Section 4.17 Employee Benefits.

(a) With respect to each material Company Benefit Plan, the Company has made available to Parent true and complete copies of: (i) such Company Benefit Plan, including any amendment thereto (or, in either case, with respect to any unwritten Company Benefit Plan, a written description thereof); (ii) each trust, insurance, annuity or other funding Contract to which the Company or its subsidiaries are a party with respect thereto; (iii) a current Internal Revenue Service opinion or favorable determination letter related thereto (if any); (iv) the current summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; and (v) the most recent annual report on Form 5500 required to be filed with the Internal Revenue Service with respect thereto (if any).

(b) Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Benefit Plan has been administered in accordance with its terms and is in compliance with all applicable Laws, including applicable provisions of ERISA and the Code; (ii) there are no pending audits or investigations by any Governmental Entity involving any Company Benefit Plan; and (iii) there are no pending or, to the knowledge of the Company, threatened claims (except for individual claims for benefits payable in the normal course of operation), suits or other Proceedings involving any Company Benefit Plan, any fiduciary thereof or any service provider thereto.

(c) Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable opinion or determination letter as to such qualification or registration from the Internal Revenue Service, has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Law in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination.

(d) Neither the Company nor any ERISA Affiliate sponsors, maintains, contributes to, or has sponsored, maintained, contributed to or been required to maintain or contribute to, or otherwise has any current or contingent liability or obligation under or with respect to: (i) any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a “defined benefit plan” (as defined in Section 3(35) of ERISA);

(ii) any “multiemployer plan” within the meaning of Section 3(37) of ERISA; (iii) any plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA or Section 413(c) of the Code; or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. Neither the Company nor its subsidiaries have any current or contingent liability or obligation as a consequence of at any time being considered a single employer with any other Person under Section 414 of the Code.

(e) Neither the Company nor its subsidiaries have any current or potential obligation or liability in respect of post-retirement or post-service health, medical or life insurance benefits for retired, former or current employees of the Company or other Person, other than: (i) for continuation coverage required under Section 4980B(f) of the Code or any state Laws at the sole expense of the participant; or (ii) COBRA continuation coverage provided to a terminated employee in connection with the execution of a release of claims and disclosed in Section 4.17(e) of the Company Disclosure Letter. Neither the Company nor its subsidiaries have incurred (whether or not assessed) any Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(f) Neither the execution of this Agreement nor the consummation of the Offer, the Merger or any other Transaction (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will result in the payment or provision of any amount (whether in cash or property or the vesting of property) to any current or former director, officer, employee or consultant of the Company under any Company Benefit Plan or otherwise that would result in any such payment or provision of any amount not being deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(g) Neither the Company nor its subsidiaries are a party to, and otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).

Section 4.18 Intellectual Property.

(a) To the Company’s knowledge, none of the Company, its subsidiaries or the operation of the Company’s business has in the past three years infringed, misappropriated or otherwise violated, any Intellectual Property of any third Person in any material respect. No Proceedings are, or during the past three years have been, pending or, to the knowledge of the Company, threatened which allege that the Company, its subsidiaries, or the operation of the Company’s business infringes, misappropriates or otherwise violates any Intellectual Property of any third Person, except as would not be material to the Company.

(b) Since January 1, 2022, to the Company’s knowledge, neither the Company nor its subsidiaries have experienced any material unauthorized access to or other material breach of security with respect to the information technology systems owned, operated or controlled by the Company.

Section 4.19 Privacy and Data Security.

(a) The Company: (i) has at all times since January 1, 2022 been in compliance in all material respects with the Data Privacy and Security Requirements; (ii) has implemented and maintained, since January 1, 2022, commercially reasonable measures designed to ensure the availability, security and integrity of the Company’s information technology systems, and to protect Personal Information in its possession or control against loss, damage and unauthorized access, use, modification or other misuse; and (iii) is and has been, at all times since January 1, 2022, processing Personal Information in compliance in all material respects with all consents obtained by the Company that apply to the Company’s processing of such Personal Information, including to the extent applicable, Data Privacy and Security Requirements. After consummation of the Transactions, the Company will continue to have materially the same rights to use, process, store and maintain Personal Information as the Company had to use, process, and store such Personal Information immediately prior to the Merger Closing.

(b) Since January 1, 2022, there have been no data breaches or other data incidents or intrusions: (i) resulting in the material loss, damage or material unauthorized access, use unauthorized transmission, modification or other material misuse of any Personal Information maintained by or on behalf of the Company, or (ii) that have caused a material disruption to the function of the Company’s information technology systems, in each case with respect to clauses (i) and (ii), that required notification to Governmental Entities, individuals, or other third party under applicable Data Privacy and Security Requirements. Since January 1, 2022, neither the Company nor its subsidiaries have received any written complaints, notices of investigation or other written correspondence with respect to any investigation from any Governmental Entity or received written notice of any litigation currently pending or threatened against it, in each case, relating to the collection, use or processing of Personal Information by the Company or alleging any violation by the Company of Privacy Laws.

Section 4.20 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person, other than TD Securities (USA) LLC (“TD Cowen”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has provided to Parent a copy of the Company’s engagement letter with TD Cowen relating to the Offer, the Merger and the other Transactions.

Section 4.21 No Rights Agreement; Anti-Takeover Provisions. As of the Agreement Date, the Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. The Company Board has taken all action necessary to render Section 203 of the DGCL and any other takeover, anti-takeover, moratorium, “fair price,” “control share,” or similar Law inapplicable to the Offer and the Merger. Assuming the accuracy of the representations and warranties set forth in Section 5.08, no restrictions of any other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws (each, a “Takeover Law”) apply or will apply to the Company pursuant to this Agreement or the Transactions.

Section 4.22 Opinion of the Company’s Financial Advisor. The Company Board has received the opinion of TD Cowen, outside financial advisor to the Company, to the effect that, as of the date of such opinion and based upon and subject to the qualifications, limitations, assumptions and other matters set forth therein, the Cash Amount to be received by the holders of Company Common Stock (other than as set forth in such opinion) pursuant to this Agreement is fair, from a financial point of view, to such holders. It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub. The Company will make available to Parent and Merger Sub a signed copy of such opinion promptly following the Agreement Date.

Section 4.23 No Vote Required. Assuming the Transactions are consummated in accordance with Section 251(h) of the DGCL and assuming the accuracy of the representations and warranties set forth in Section 5.08, no stockholder votes or consents are needed to authorize this Agreement or for consummation of the Transactions.

Article V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except set forth in the letter, dated as of the Agreement Date, from the Parent and Merger Sub to the Company (which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article V, and the disclosure in any section shall be deemed to qualify or apply to other sections in this Article V to the extent that it is reasonably apparent on its face that such disclosure also qualifies or applies to such other sections) (the “Parent Disclosure Letter”), Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

Section 5.01 Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and has full corporate power and authority to conduct its businesses as presently conducted.

Section 5.02 Merger Sub.

(a) Merger Sub was formed solely for the purpose of entering into the Transactions, and since the date of its incorporation, Merger Sub has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(b) The authorized capital stock of Merger Sub consists of 10,000 shares of common stock, par value $0.001 per share, all of which have been validly issued, are fully paid and nonassessable and are owned directly or indirectly by Parent free and clear of any Lien.

Section 5.03 Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the CVR Agreement and to consummate the Transactions, subject, in the case of the Merger, to the adoption of this Agreement by Parent, as sole stockholder of Merger Sub (which shall occur immediately following the execution of this Agreement). The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject, in the case of the Merger, to the adoption of this Agreement by Parent, as sole stockholder of Merger Sub (which shall occur immediately following the execution of this Agreement). Neither the approval and adoption of this Agreement nor the consummation of the Offer, the Merger or the other Transactions requires any approval of the stockholders of Parent. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes its, and at the Offer Closing Time the CVR Agreement will constitute Parent’s, legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to the Bankruptcy, Equity and Indemnity Exception).

Section 5.04 No Conflicts; Consents.

(a) The execution and delivery by each of Parent and Merger Sub of this Agreement and the CVR Agreement do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, any provision of: (i) the organizational documents of Parent, Merger Sub or any of Parent’s subsidiaries; (ii) any Contract to which Parent or any of its subsidiaries is party or by which any of their respective properties or assets is bound; or (iii) subject to the filings and other matters referred to in Section 5.04(b), any Judgment or Law applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such items that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the CVR Agreement or the consummation of the Transactions, other than: (i) the filing with the SEC of (A) the Offer Documents and (B) such reports under the Exchange Act, as may be required in connection with this Agreement, the CVR Agreement, the Offer, the Merger and the other Transactions; (ii) the filing of the Certificate of Merger with the secretary of the State of Delaware; (iii) compliance with the rules and regulations of any national security exchange on which securities of the Company are listed; and (iv) such other items that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.05 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Merger Sub with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

Section 5.06 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or any of its Affiliates, directors, officers or employees.

Section 5.07 Litigation. There is no Proceeding pending or, to the knowledge of Parent, threatened against Parent or any subsidiary of Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent or any subsidiary of Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.08 Ownership of the Company Common Stock. Neither Parent nor Merger Sub is, nor at any time for the past three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. As of the date hereof, the Guarantor, Parent or a subsidiary of Parent beneficially own 3,826,692 shares of the Company Common Stock and none of the Guarantor, Parent or any of their respective Affiliates: (i) beneficially owns (as such term is defined in Section 203 of the DGCL), directly or indirectly, any other shares of the Company Common Stock or other securities convertible into, exchangeable for, or exercisable for shares of the Company Common Stock or any other securities of, or any other economic interest in, the Company; or (ii) has any rights to acquire any shares of the Company Common Stock except pursuant to this Agreement. Parent, each of its subsidiaries and the Guarantor are affiliates of Merger Sub as such term is defined in section 251(h) of the DGCL.

Section 5.09 Guaranty. Concurrently with the execution of this Agreement, Guarantor has delivered to the Company a true, complete and correct copy of the executed Guaranty. As of the Agreement Date, the Guaranty is in full force and effect and constitutes the valid, binding and enforceable obligation of Guarantor in favor of the Company and the CVR holders, enforceable by the Company and the CVR holders in accordance with its terms, and Guarantor is not in default of or breach under any of the terms or conditions of the Guaranty, and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default of Guarantor under the Guaranty.

Section 5.10 Sufficient Funds. Parent has (or has available to it) sufficient cash available to pay all amounts to be paid by Parent in connection with this Agreement and the Transactions, including Parent’s and Merger Sub’s costs and expenses (including all of Parent’s applicable costs and expenses under the CVR Agreement) and the aggregate Offer Price and Merger Consideration on the terms and conditions contained in this Agreement and the CVR Agreement, and there is not, nor will there be, any restriction on the use of such cash or cash equivalents for such purpose. In no event shall the receipt or availability of any funds or financing by or to Parent or any of its respective Affiliates or any other financing transaction be a condition to any of the obligations of Parent hereunder.

Section 5.11 Competing Businesses. None of Parent or any of its Affiliates owns any controlling interest in any person that: (i) derives a portion of its revenues from products; or (ii) is developing products in the same markets in which Parent or Merger Sub operate that would reasonably be expected to have an adverse effect on the ability of Parent to consummate the Merger and the Transactions in a timely manner in accordance with the terms hereof.

Section 5.12 No Foreign Person. Neither Parent nor Merger Sub is a foreign person, as defined in 31 C.F.R. § 800.224. Each of Parent and Merger Sub further represents that the transaction contemplated by this Agreement will not result in foreign control (as defined in 31 C.F.R. § 800.208) of the Company, and does not constitute direct or indirect investment in the Company by any foreign person that affords the foreign person with any of the access, rights, or involvement contemplated under 31 C.F.R. § 800.211(b).

Article VI
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.01 Conduct of Business of the Company. From the Agreement Date to the earlier of the Offer Closing Time and the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), except as consented to in writing in advance by Parent (which consent shall not be unreasonably withheld, delayed or conditioned) or as otherwise specifically required by this Agreement or expressly required by Law, the Company shall use commercially reasonable efforts to carry on its business in a manner consistent with the Wind-Down Process and otherwise in the ordinary course of business. In addition, except as set forth in Section 6.01 of the Company Disclosure Letter or otherwise expressly and specifically permitted or required by this Agreement or required by applicable Law, during the Pre-Closing Period, neither the Company nor its subsidiaries shall do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) (i) enter into any new line of business or enter into any agreement, arrangement or commitment that is in excess of $50,000 (individually or in the aggregate) or materially limits or otherwise restricts the Company or its affiliates, including, following the Merger Closing, Parent and its affiliates (other than in the case of Parent and its affiliates, due to the operation of Parent’s or its affiliates’ own Contracts), from time to time engaging or competing in any line of business or in any geographic area; or (ii) otherwise enter into any agreements, arrangements or commitments in excess of $50,000 (individually or in the aggregate) or imposing material restrictions on its assets, operations or business;

(b) (i) declare, set aside, establish a record date in respect of, accrue or pay any dividends on, or make any other distributions (whether in cash, stock, equity securities or property) in respect of, any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) repurchase, redeem, offer to redeem or otherwise acquire, directly or indirectly any shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire any such shares of capital stock, except for (A) acquisitions of shares of the Company Common Stock in connection with the surrender of shares of the Company Common Stock by holders of Company Stock Options and Company Restricted Stock Units outstanding on the Agreement Date, in the case of Company Stock Options, in order to pay the exercise price of Company Stock Options, (B) the withholding of shares of the Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans outstanding on the Agreement Date, and (C) the acquisition by the Company of Company Stock Options and Company Restricted Stock Units in connection with the forfeiture or repurchase of such awards, in each case, in accordance with their terms;

(c) issue, grant, deliver, sell, authorize, pledge or otherwise encumber any shares of its capital stock or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire such shares, any Voting Company Debt or any other rights that give any person the right to receive any economic interest of any nature accruing to the holders of the Company Common Stock, other than the Company Restricted Stock Units and issuances of the Company Common Stock upon the exercise of Company Stock Options in accordance with their terms;

(d) amend its certificate of incorporation, the Company Bylaws or other comparable organizational documents (except for immaterial or ministerial amendments);

(e) form any subsidiary or acquire or agree to acquire, directly or indirectly, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any assets outside of the ordinary course of business, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other Person;

(f) except as required pursuant to the terms of any Company Benefit Plan as in effect on the Agreement Date: (i) adopt, enter into, establish, terminate, amend or modify any collective bargaining agreement, Company Benefit Plan (or plan or arrangement that would be a Company Benefit Plan if in effect on the Agreement Date); (ii) grant to any director, employee or individual service provider of the Company any increase in base compensation; (iii) grant to any director, employee or individual service provider of the Company any increase in severance or termination pay; (iv) pay or award, or commit to pay or award, any bonuses or incentive or equity compensation; (v) enter into any employment, retention, consulting, change in control, severance or termination agreement with any director, employee or individual service provider of the Company with an annual compensation above $250,000; (vi) take any action to vest or accelerate any rights or benefits under any Company Benefit Plan, or the funding of any payments or benefits under any Company Benefit Plan; or (vii) hire or terminate (other than for cause) the employment or service of any employee or individual service provider with an annual compensation above $250,000;

(g) make any change in accounting methods, principles or practices, except as may be required: (i) by GAAP (or any authoritative interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization; or (ii) by Law, including Regulation S-X promulgated under the Securities Act, in each case, as agreed to by the Company’s independent public accountants;

(h) sell, lease (as lessor), license or otherwise transfer (including through any “spin-off”), or pledge, encumber or otherwise subject to any Lien (other than a Permitted Lien), any properties or assets (including Intellectual Property) except: (i) sales or other dispositions of inventory and excess or obsolete properties or assets in the ordinary course of business; (ii) pursuant to Contracts to which the

Company is a party made available to Parent and in effect prior to the Agreement Date; or (iii) in accordance with the Wind-Down Process;

(i) sell, assign, lease, license, transfer, pledge, encumber or otherwise dispose of, permit to lapse or abandon, or, in the case of Trade Secrets, disclose to any third party: (i) any Trade Secret included in any Intellectual Property owned by the Company; or (ii) other than in accordance with the Wind-Down Process, any Intellectual Property owned by the Company other than, in each case, non-exclusive licenses of any Intellectual Property owned by the Company granted in the ordinary course of business;

(j) (i) incur or modify the terms of (including by extending the maturity date thereof) any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing; or (ii) make any loans, advances or capital contributions to, or investments in, any other Person;

(k) make or agree to make any capital expenditures;

(l) commence any Proceeding or pay, discharge, settle, compromise or satisfy: (i) any pending or threatened claims, liabilities or obligations relating to a Proceeding (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any such payment, discharge, settlement, compromise or satisfaction of a claim solely for money damages in the ordinary course of business in an amount not to exceed $50,000 per payment, discharge, settlement, compromise or satisfaction or $50,000 in the aggregate for all such payments, discharges, settlements, compromises or satisfactions, provided such amounts are taken into account in the calculation of Closing Net Cash; or (ii) any litigation, arbitration, proceeding or dispute that relates to the Transactions (which shall be governed exclusively by Section 7.07 hereof);

(m) make (other than in the ordinary course of business), change or revoke any material Tax election, change any annual Tax accounting period or adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), settle or compromise any material Tax liability or refund, incur any material liability for Taxes outside ordinary course of business, file any material Tax Return on a basis inconsistent with past practice, or consent to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes, other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business;

(n) amend, cancel or terminate any insurance policy naming the Company or its subsidiaries as an insured, a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

(o) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

(p) except in the ordinary course of business or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 6.01, enter into, terminate or modify in any respect, or expressly release any rights under, any Material Contract or any Contract that, if existing on the Agreement Date, would have been a Material Contract;

(q) renew or enter into any agreement containing a non-compete, exclusivity, non-solicitation or similar clause that would restrict or limit, in any material respect, the operations of the Company or any of its subsidiaries; or

(r) authorize, commit or agree to take any of the foregoing actions.

Section 6.02 No Solicitation.

(a) The Company shall not, and the Company shall cause its directors and officers not to, and shall instruct its Representatives not to: (i) directly or indirectly solicit, initiate or knowingly encourage or knowingly facilitate (including by way of providing information) any inquiries, proposals or offers, or the making of any submission or announcement of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Company Takeover Proposal; or (ii) directly or indirectly engage in, enter into or participate in any discussions or negotiations with any Person regarding, furnish to any Person any information or afford access to the business, properties, assets, books or records of the Company, or take any other action to assist or knowingly facilitate or knowingly encourage any effort by any Person, in each case, in connection with or in response to any inquiry, offer or proposal that constitutes, or would reasonably be expected to lead to, any Company Takeover Proposal other than, to refer the inquiring person to this Section 6.02 and to limit its communication exclusively to such referral or to clarify the terms thereof in writing. The Company shall, and shall cause its directors and officers to, and shall instruct its Representatives to, immediately: (i) cease all solicitations, discussions and negotiations regarding any inquiry, proposal or offer pending on the Agreement Date that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal; (ii) request the prompt return or destruction of all confidential information previously furnished to any Person within the last six (6) months for the purposes of evaluating a possible Company Takeover Proposal; and (iii) terminate access to any physical or electronic data rooms relating to a possible Company Takeover Proposal. Notwithstanding anything to the contrary contained in the foregoing or any other provision of this Agreement, at any time during the Pre-Closing Period, in response to a Company Takeover Proposal made after the Agreement Date that did not result from a material breach of this Section 6.02(a), in the event that the Company Board or a committee thereof determines, in good faith, after consultation with outside counsel and an independent financial advisor, that such Company Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Company Proposal (a “Qualifying Company Takeover Proposal”), the Company may (A) enter into an Acceptable Confidentiality Agreement with any Person or group of Persons making such Qualifying Company Takeover Proposal, (B) furnish information with respect to the Company and its subsidiaries to the Person or group of Persons making such Qualifying Company Takeover Proposal and its or their Representatives pursuant to an Acceptable Confidentiality Agreement so long as the Company concurrently or promptly thereafter provides Parent, in accordance with the terms of the Confidentiality Agreement, any material non-public information with respect to the Company furnished to such other Person or group of Persons that was not previously furnished to Parent and (C) participate in discussions or negotiations with such Person or group of Persons and its or their Representatives regarding such Qualifying Company Takeover Proposal (including soliciting the making of a revised Qualifying Company Takeover Proposal); provided that the Company may only take the actions described in clauses (A), (B) or (C) above if the Company Board or a committee thereof determines, in good faith, after consultation with outside counsel, that the failure to take any such action would be inconsistent with its fiduciary duties under applicable Law. The Company shall not, and shall instruct its Representatives not to, release any Person from, or waive, amend or modify any provision of, or grant permission under or fail to enforce, any standstill provision in any agreement to which the Company is a party; provided that, if the Company Board or a committee thereof determines in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Company may waive any such standstill provision solely to the extent necessary to permit the applicable Person (if such Person has not been solicited in breach of this Section 6.02) to make a Company Takeover Proposal, conditioned upon such Person agreeing that the Company shall not be prohibited from providing to Parent the material terms of any such Company Takeover Proposal in accordance with, and otherwise complying with, this Section 6.02. Wherever the term “group” is used in this Section 6.02(a), it is used as defined in Rule 13d-5 under the Exchange Act.

(b) Neither the Company Board nor any committee thereof shall: (i) (A) withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, or propose publicly to withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, or the Company Board Recommendation or resolve or agree to take any such action, (B) adopt, endorse, approve or recommend, or propose publicly to adopt, endorse, approve or recommend, any Company Takeover Proposal or resolve or agree to take any such action, (C) publicly make any recommendation in connection with a tender offer or exchange offer (other than the Offer) other than a recommendation against such offer or (D) fail to include the Company Board Recommendation in the Schedule 14D-9 when disseminated to the Company Stockholders (any action described in this clause (i) being referred to in this Agreement as an “Adverse Recommendation Change”; provided that the delivery of the Company Notice or decision to deliver the Company Notice shall not be an Adverse Recommendation Change); or (ii) approve or recommend, or publicly propose to approve or recommend, or authorize, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, merger agreement, joint venture agreement, partnership agreement or other agreement relating to or that would reasonably be expected to lead to, any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.02(a)), or resolve, agree or publicly propose to take any such action. Notwithstanding anything to contrary in the foregoing or any other provision of this Agreement: (x) the Company Board may, in response to an Intervening Event, take any of the actions specified in clause (A) or (D) of the definition of Adverse Recommendation Change (an “Intervening Event Adverse Recommendation Change”) if the Company Board or a committee thereof determines, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; and (y) if the Company Board receives a Superior Company Proposal that did not result from a material breach of this Section 6.02, the Company may make an Adverse Recommendation Change, and may terminate this Agreement pursuant to Section 9.01(h) in order to enter into a definitive agreement with respect to the Superior Company Proposal; provided that, prior to so making an Intervening Event Adverse Recommendation Change or an Adverse Recommendation Change, or so terminating this Agreement pursuant to Section 9.01(h), (1) the Company Board or a committee thereof shall have given Parent at least four (4) Business Days’ prior written notice (a “Company Notice”) of its intention to take such action and a description of the reasons for taking such action (which Company Notice, in respect of a Superior Company Proposal, shall, subject to any restrictions pursuant to any confidentiality agreement in effect, specify the identity of the Person who made such Superior Company Proposal and the material terms and conditions of such Superior Company Proposal and attach the most current version of the relevant transaction agreement or, in respect of an Intervening Event, shall include a reasonably detailed description of the underlying facts giving rise to such action), (2) the Company shall have negotiated, and shall have instructed its Representatives to negotiate, in good faith, with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement in such a manner that would eliminate the need for taking such action (and, in respect of a Superior Company Proposal, would cause such Superior Company Proposal to no longer constitute a Superior Company Proposal), (3) following the end of such notice period, the Company Board shall have considered in good faith any revisions to this Agreement irrevocably committed to in writing by Parent, and shall have determined in good faith, after consultation with outside counsel, that failure to effect such Adverse Recommendation Change or Intervening Event Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law and, with respect to a Superior Company Proposal, that such Superior Company Proposal continues to constitute a Superior Company Proposal and (4) in the event of any change to any of the financial terms (including the form and amount of consideration) of such Superior Company Proposal, or in the event of any material change in any event, occurrence or facts relating to such Intervening

Event, the Company shall, in each case, deliver to Parent an additional Company Notice consistent with that described in clause (1) of this proviso and a renewed notice period under clause (1) of this proviso shall commence (except that the four (4)-Business Day notice period referred to in clause (1) of this proviso shall instead be equal to two (2) Business Days) during which time the Company shall be required to comply with the requirements of this Section 6.02(b) anew with respect to such additional Company Notice, including clauses (1) through (4) of this proviso.

(c) Nothing contained in this Section 6.02 or elsewhere in this Agreement shall prohibit the Company from: (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders), including making any “stop, look and listen” communication to the stockholders of the Company; or (ii) making any disclosure to its stockholders if the Company Board or a committee thereof determines, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties or applicable Law; provided that any such action that would otherwise constitute an Adverse Recommendation Change shall be made only in compliance with Section 6.02(b) (it being understood that: (A) any “stop, look and listen” letter or similar communication limited to the information described in Rule 14d-9(f) under the Exchange Act and (B) any disclosure of information to the Company Stockholders that describes the Company’s receipt of a Company Takeover Proposal and the operation of this Agreement with respect thereto and reaffirms the Company Board Recommendation shall not constitute an Adverse Recommendation Change).

(d) Except to the extent the Company is prohibited from giving Parent such notice by any confidentiality agreement in effect as of the date hereof, in addition to the requirements set forth in paragraphs (a) and (b) of this Section 6.02, the Company shall, as promptly as reasonably practicable and in any event within one (1) Business Day after receipt thereof, advise Parent in writing of: (i) any Company Takeover Proposal or any request for information or inquiry, proposal or offer that the Company Board in good faith believes would reasonably be expected to lead to a Company Takeover Proposal; and (ii) the material terms and conditions of such Company Takeover Proposal or inquiry, proposal or offer (including, if applicable, copies of any written requests, proposals or offers, including proposed term sheets and agreements relating thereto, and any subsequent amendments or modifications thereto) and the identity of the Person making any such Company Takeover Proposal or inquiry, proposal or offer. Commencing upon the provision of any notice referred to in the previous sentence, the Company and its Representatives shall keep Parent informed on a reasonably prompt basis as to any material developments with respect to any such Company Takeover Proposal or inquiry, proposal or offer (and any subsequent material amendments or modifications thereto), and shall provide Parent with a copy of any written correspondence, documents or agreements delivered to or by the Company or its Representatives that contain any material amendments thereto or any material change to the scope or material terms or conditions thereof (or, if not delivered in writing, a summary of any such material amendments or material changes).

Article VII
ADDITIONAL AGREEMENTS

Section 7.01 Access to Information; Confidentiality. Except if prohibited by any applicable Law, the Company shall afford to Parent and to Parent’s Representatives, reasonable access during normal business hours (under the supervision of appropriate personnel and in a manner that does not unreasonably interfere with the normal operation of the business of the Company) during the period prior to the earlier of the Effective Time or the termination of this Agreement to its properties, books and records, Contracts and personnel, and, during such period, the Company shall furnish, as promptly as reasonably practicable, to Parent such information concerning its business, properties and personnel as Parent or Parent’s Representatives may reasonably request; provided that any such access shall be afforded and any such information shall be furnished at Parent’s expense. Notwithstanding the immediately preceding sentence, the Company shall not be required to afford access or furnish information to the extent: (i) such information is subject to the terms of a confidentiality agreement with a third party entered into prior to the Agreement Date; (ii) such information relates to the applicable portions of the minutes of the meetings of the Company Board (including any presentations or other materials prepared by or for the Company Board discussed or is information otherwise related to) (A) the Transactions or any similar transaction involving the sale of the Company, or a material portion of its assets, to, the license of a material portion of the Company’s assets to, or combination of the Company with, any other Person, (B) any Company Takeover Proposal or (C) any Intervening Event; or (iii) the Company determines in good faith after consulting with counsel that affording such access or furnishing such information would jeopardize the attorney-client privilege of the Company, violate applicable Law or result in antitrust risk for the Company; provided that the Company will use its reasonable efforts to obtain any required consents for the disclosure of such information and take such other reasonable action (including entering into a joint defense agreement or similar arrangement to avoid loss of attorney-client privilege) with respect to such information as is necessary to permit disclosure to Parent without jeopardizing such attorney-client privilege or violating applicable Law, as applicable. All information exchanged pursuant to this Section 7.01 shall be subject to the confidentiality letter agreement dated June 10, 2025 between the Company and Tang Capital Management, LLC, the sole manager of Parent and the general partner of Guarantor, as amended (the “Confidentiality Agreement”).

Section 7.02 Reasonable Best Efforts; Notification; Regulatory Filings. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall, and shall cause their respective subsidiaries and controlled Affiliates to, use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable and in any event prior to the Outside Date, the Offer, the Merger and the other Transactions, including: (i) causing each of the Offer Conditions and each of the conditions to the Merger set forth in Article VIII to be satisfied, in each case as promptly as reasonably practicable after the Agreement Date; (ii) the obtaining of all necessary or advisable actions or non-actions, waivers and consents from, the making of all necessary registrations, declarations and filings with, and the taking of all reasonable steps as may be necessary to avoid a Proceeding by, any Governmental Entity with respect to this Agreement or the Transactions; (iii) the defending or contesting of any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In addition and without limiting the foregoing, each of Parent and the Company and the Company Board (and any committee empowered to take such action, if applicable) shall use their respective commercially reasonable efforts: (i) to ensure that no Takeover Law is or becomes applicable to this Agreement, the Offer, Offer Documents, the Merger or any of the transactions contemplated by this Agreement; and (ii) if any Takeover Law becomes applicable to this Agreement, the Offer, Offer Documents, the Merger or any of the transactions contemplated by this Agreement, to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other transactions contemplated by this Agreement..

Section 7.03 Indemnification.

(a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights to advancement of expenses) now existing in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the Agreement Date, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company or its predecessors (each, an “Indemnified Party”) as provided in the Company

Charter, the Company Bylaws or any indemnification agreement between such Indemnified Party and the Company that is in effect as of the Agreement Date and that has been made available to Parent: (i) shall be assumed by the Surviving Corporation, without further action, at the Effective Time; (ii) shall survive the Merger; (iii) shall continue in full force and effect in accordance with their terms with respect to any claims against any such Indemnified Party arising out of such acts or omissions; and (iv) for a period of six (6) years following the Agreement Date, shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party. Parent shall ensure that the Surviving Corporation shall be bound thereby to the fullest extent available under the DGCL or other applicable Law for a period of six (6) years from the Effective Time, and any claim made pursuant to such rights within such six year period shall continue to be subject to this Section 7.03(a) and the rights provided under this Section 7.03(a) until full and final disposition of such claim. Parent shall cause the Surviving Corporation to perform its obligations under this Section 7.03(a).

(b) Without limiting Section 7.03(a) or any rights of any Indemnified Party pursuant to any indemnification agreement set forth on Section 7.03(b) of the Company Disclosure Letter, from and after the Offer Closing Time, in the event of any threatened or actual Proceeding, whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to: (i) the fact that an Indemnified Party is or was a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company, any of its subsidiaries or any of their respective predecessors; or (ii) this Agreement or any of the Transactions, whether in any case asserted or arising before or after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, as and to the fullest extent permitted by applicable Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any Proceeding to each Indemnified Party to the fullest extent permitted by applicable Law upon receipt of any undertaking required by applicable Law, provided however any such undertaking shall be unsecured and made without reference to the Indemnified Party’s ability to repay such advances or ultimate entitlement to indemnification, and no other form of undertaking shall be required), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Proceeding. Parent and the Surviving Corporation shall cooperate with an Indemnified Party in the defense of any matter for which such Indemnified Party could seek indemnification hereunder; provided, that Parent and the Surviving Corporation shall be entitled to assume the defense and appoint lead counsel for such defense, except an Indemnified Party shall be entitled to handle the defense of any matter: (i) as provided in an indemnification agreement set forth in the Company Disclosure Letter or (ii) with respect to any threatened or actual Proceeding in existence as of the Agreement Date. The Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any threatened or actual Proceeding for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents in advance in writing to such settlement, compromise or consent. The Surviving Corporation’s obligations under this Section 7.03(b) shall continue in full force and effect for the period beginning upon the Offer Closing Time and ending six (6) years from the Effective Time; provided that all rights to indemnification in respect of any Proceeding asserted or made within such period shall continue until the final disposition of such Proceeding. Parent shall cause the Surviving Corporation to perform its obligations under this Section 7.03(b).

(c) At or prior to the Effective Time, the Company shall obtain and fully pay the premium for “tail” directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with this Agreement or any of the Transactions) for the period beginning upon the Offer Closing Time and ending six (6) years from the Effective Time (the “D&O Tail Policies”), covering each Indemnified Party and containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are in the aggregate, no less favorable to any Indemnified Party than those of the Company’s directors’ and officers’ liability insurance policies in effect on the Agreement Date (the “Existing D&O Policies”); provided that the maximum aggregate annual premium for such “tail” insurance policies shall not exceed 200% of the aggregate annual premium payable by the Company for coverage pursuant to its most recent renewal under the Existing D&O Policies (the “Maximum Amount”) and the full cost of such “tail” insurance policies shall be included as Transaction Expenses. If such “tail” insurance policies have been obtained by the Company, Parent shall cause such “tail” insurance policies to be maintained in full force and effect, for their full term, and cause all obligations thereunder to be honored by it and the Surviving Corporation. In the event the Company does not obtain such “tail” insurance policies, then, for the period beginning upon the Offer Closing Time and ending six (6) years from the Effective Time, Parent shall either purchase such six (6) year “tail” insurance policies or Parent shall maintain in effect the Existing D&O Policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions) for a period of six (6) years from the Effective Time; provided that neither Parent nor the Surviving Corporation shall be required to pay an aggregate annual premium for such insurance policies in excess of the Maximum Amount; provided, further, that if the annual premium of such insurance coverage exceeds such Maximum Amount, Parent or the Surviving Corporation shall be obligated to obtain the maximum amount of coverage available for the Maximum Amount.

(d) In the event that: (i) Parent or the Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or a substantial portion of their respective properties or other assets to any Person; or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 7.03.

(e) From and after the Offer Closing Time, the obligations of Parent and the Surviving Corporation under this Section 7.03 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 7.03 applies without the consent of such affected Indemnified Party. The provisions of this Section 7.03 are, from and after the Offer Closing Time, intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, their heirs and their representatives, and are in addition to, and not in substitution for, any other rights to which each Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. From and after the Effective Time, Parent shall use commercially reasonable efforts to ensure the prompt payment of the obligations of the Surviving Corporation and its subsidiaries under this Section 7.03.

(f) Parent shall pay all reasonable and documented expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 7.03 to the fullest extent available under the DGCL or other applicable Law.

Section 7.04 Fees and Expenses. Except as set forth in Section 7.03, Section 7.06 and Section 9.03, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

Section 7.05 Public Announcements. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon (with such comments to be considered in good faith), any press release or other public statements with respect to the Offer, the Merger and the other Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national or foreign securities exchange; provided that the restrictions set forth in this Section 7.05 shall not apply to any release, announcement or disclosure made or proposed to be made by the Company with respect to a Company Takeover Proposal, Superior Company Proposal, Intervening Event, Adverse Recommendation Change or Intervening Event Adverse Recommendation Change that does not violate Section 6.02. The parties hereto agree that any press release to be issued with respect to the Transactions shall be in the form agreed to by the parties hereto.

Section 7.06 Tax Matters

(a) Transfer Taxes. Except as provided in Section 3.09(b), all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) imposed on the Transactions shall be paid by Parent or Merger Sub when due, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

(b) Straddle Period Allocation. In the case of any taxable period that includes (but does not end on) the Merger Closing Date (a “Straddle Period”): (i) the amount of any property and similar ad valorem Taxes of the Company for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on (and including) the Merger Closing Date and the denominator of which is the number of days in the Straddle Period; and (ii) the amount of any other Taxes of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Merger Closing Date. For purposes of the preceding sentence, to the extent permitted by applicable Law, deductions paid or accrued (“Transaction Tax Deductions”) arising from Transaction Expenses and any other deductible payments that are attributable to the transactions contemplated hereby and economically borne by the Company or any of its subsidiaries shall be reported on the applicable income Tax Returns as income tax deductions of the Company for a Pre-Closing Tax Period and shall not be treated or reported as income tax deductions for a year or period beginning after the Merger Closing Date.

Section 7.07 Stockholder Litigation. During the Pre-Closing Period, the Company shall promptly advise Parent of any Proceeding commenced after the date hereof against the Company and/or any of its directors, officers or representatives of the Company (in their capacity as such) by any Company Stockholders or other persons or entities (on their own behalf or on behalf of the Company and in each case, other than Parent, Merger Sub or their affiliates) arising out of or relating to this Agreement or the transactions contemplated hereby, and shall: (i) keep Parent reasonably informed regarding the status of any such Proceeding; (ii) provide Parent with an opportunity to review and propose comments to all material filings or responses to be made in connection with any such Proceedings; and (iii) give reasonable and good faith consideration to any such comments proposed by Parent. In no event shall the Company enter into, agree to or disclose any settlement with respect to such Proceedings without Parent’s consent, such consent not to be unreasonably withheld, delayed or conditioned. The Company shall notify Parent promptly of the commencement or written threat of any Proceedings of which it has received notice or become aware and shall keep Parent promptly and reasonably informed regarding any such Proceedings.

Section 7.08 Rule 14d-10 Matters. Prior to the scheduled expiration of the Offer, the Company (acting through the Company Board and the compensation committee of the Company Board) shall use reasonable best efforts to cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act any employment compensation, severance or other employee benefit arrangement that has been, or after the Agreement Date will be, entered into by the Company or any of its subsidiaries with current or future directors, officers or employees of the Company.

Section 7.09 Rule 16b-3 Matters. Prior to the Effective Time, Parent shall, and the Company may, take all steps as may be required to cause any dispositions or cancellations or deemed dispositions or cancellations of Company equity securities (including derivative securities) in connection with this Agreement or the Transactions by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

Section 7.10 Merger Sub and Surviving Corporation Compliance. Parent shall cause Merger Sub or the Surviving Corporation, as applicable, to comply with all of its respective obligations under this Agreement and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

Section 7.11 Stock Exchange De-listing. The Surviving Corporation shall cause the Company’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time and in any event no more than ten (10) days after the Merger Closing Date.

Section 7.12 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations, subject to the provisions in Section 6.01.

Section 7.13 FIRPTA Certificate. At the Merger Closing, the Company shall deliver to Parent a certificate pursuant to Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h), in each case, in form and substance reasonably acceptable to Parent. Notwithstanding anything to the contrary herein, Parent’s only remedy for the Company’s failure to provide such form will be to withhold from the payments to be made by Parent pursuant to this Agreement any required withholding Tax under Section 1445 of the Code.

Section 7.14 Information Agent. Not less than three (3) Business Days before the commencement of the Offer, Parent shall select a duly qualified information agent reasonably acceptable to the Company in connection with the Offer for the purpose of answering any questions or requests for assistance in connection with the Offer (the “Information Agent”).

Section 7.15 Employee Matters.

(a) For the period beginning on the Merger Closing Date and ending on the eighteen (18)-month anniversary of the Merger Closing Date, Parent will maintain (or cause one or more of Parent’s subsidiaries to maintain) one or more group health plans for the benefit of the employees of Parent and its subsidiaries (including the Company) with eligibility and medical, dental, vision and other coverage not substantially less favorable to employees than those provided under the group health plans maintained by the Company immediately prior to the Merger Closing Date, and will make continuation coverage under these group health plans pursuant to COBRA available to all eligible former employees of the Company.

(b) As soon as administratively practicable following the Closing Date, the Company will take all necessary actions to make, and shall make, a true-up contribution to participant accounts under the New iTeos Therapeutics, Inc. 401(k) Retirement Plan (the “Company Retirement Plan”) with respect to employer matching contributions under such plan, at the rate in effect immediately prior to the Agreement Date, in accordance with the terms of the Company Retirement Plan (the “True-up Contribution”). As soon as administratively practicable following the True-up Contribution, the Company will take all necessary actions to terminate the Company Retirement Plan in accordance with its terms. Such actions shall include, without limitation, providing for full vesting of participant account balances as of the date of termination of the Company Retirement Plan and providing for the distribution of account balances to all participants and beneficiaries in accordance with the terms of the Company Retirement Plan and applicable Laws.

(c) The provisions of this Section 7.15 are for the sole benefit of Parent and the Company and no provision of this Agreement shall: (i) create any third-party beneficiary or other rights in any Person other than Parent and Company, including rights in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plan or any employee benefit plan of Parent or any Affiliate, or rights to continued employment or service with the Company or Parent (or any Affiliate thereof); (ii) be construed as an amendment, waiver or creation of any Company Benefit Plan, or any employee benefit plan of Parent or any Affiliate; (iii) subject to the requirements explicitly set forth in this Section 7.15, serve as a limitation on the ability of the Company, Parent or applicable Affiliate to amend, waive, create, suspend or terminate any Company Benefit Plan, or any employee benefit plan of Parent or any Affiliate; or (iv) limit the ability of the Company, Parent or applicable Affiliate to terminate the employment of any employee, including those employees whose employment terminates in connection with the Closing.

Article VIII
CONDITIONS PRECEDENT TO THE MERGER

Section 8.01 Conditions to Each Party’s Obligation. The respective obligation of each party hereto to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

(a) No Legal Restraints. No Judgment issued, or other legal restraint or prohibition imposed, in each case, by any Governmental Entity of competent jurisdiction, or Law, in each case, (collectively, “Legal Restraints”) preventing or prohibiting the consummation of the Merger shall be in effect.

(b) Consummation of the Offer. Parent shall have accepted for payment all shares of the Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer.

Section 8.02 Frustration of Closing Conditions. No party may rely on the failure of any Offer Condition or any condition set forth in Section 8.01 to be satisfied if such failure was caused by the failure of such party to perform any of its obligations under this Agreement.

Article IX
TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Offer Closing Time, notwithstanding adoption of this Agreement by Parent as sole stockholder of Merger Sub (it being agreed that the party hereto terminating this Agreement pursuant to this Section 9.01 shall give prompt written notice of such termination to the other party or parties hereto and that any termination by Parent also shall be an effective termination by Merger Sub):

(a) by mutual written consent of Parent, Merger Sub and the Company (in the case of the Company, upon approval of the Company Board);

(b) by either Parent or the Company (in the case of the Company, upon approval of the Company Board):

(i) if (A) the Offer Closing Time shall not have occurred on or before 11:59 p.m. Eastern Time on October 16], 2025 (the “Outside Date”) or (B) the Offer shall have expired or been terminated in accordance with its terms and in accordance with this Agreement without Parent having purchased any shares of the Company Common Stock pursuant thereto; provided that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to a party hereto if the failure of the Offer Closing Time to occur on or before the Outside Date (in the case of the foregoing clause (A)) or the failure of Parent to purchase any shares of the Company Common Stock pursuant to the Offer (in the case of the foregoing clause (B)) is primarily due to a material breach of this Agreement by such party; or

(ii) if any Legal Restraint permanently preventing or prohibiting the consummation of the Offer or the Merger shall be in effect and shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall not be available to a party hereto if such Legal Restraint is primarily due to such party’s failure to comply in all material respects with its obligations under Section 7.02 in respect of any such Legal Restraint;

(c) by Parent, if the Company breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform individually or in the aggregate with all such other breaches or failures to perform: (i) would result in the failure of an Offer Condition; and (ii) cannot be or has not been cured prior to the earlier of (x) 30 days after the giving of written notice to the Company of such breach or failure to perform and (y) the Outside Date; provided that Parent and Merger Sub are not then in material breach of this Agreement;

(d) by Parent at any time within five (5) Business Days after the occurrence of an Adverse Recommendation Change;

(e) by Parent at any time within five (5) Business Days after the date that the Closing Net Cash as finally determined pursuant to Section 2.01(c) is less than $475,000,000;

(f) by the Company, if: (i) Parent fails to commence the Offer in violation of Section 2.01 (other than due to a violation by the Company of its obligations under Section 2.02); (ii) Parent shall have terminated the Offer prior to its expiration date (as such expiration date may be extended in accordance with Section 2.01(a)), other than in accordance with this Agreement; or (iii) all of the Offer Conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the time Merger Sub consummates the Offer, but subject to such conditions being able to be satisfied or waived) as of immediately prior to the expiration of the Offer and the Offer Closing Time shall not have occurred within three (3) Business Days following the expiration of the Offer;

(g) by the Company, if Parent or Merger Sub breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform: (i) had or would reasonably be expected to, individually or in the aggregate with all such other breaches or failures to perform, result in a Parent Material Adverse Effect; and (ii) cannot be or has not been cured prior to the earlier of (x) thirty (30) days after the giving of written notice to Parent or Merger Sub of such breach or failure to perform and (y) the Outside Date; provided that the Company is not then in material breach of this Agreement; or

(h) by the Company, if: (i) the Company Board (or a committee thereof) authorizes the Company to enter into a definitive written agreement constituting a Superior Company Proposal; (ii) the Company Board has complied in all material respects with their obligations under Section 6.02(b) in respect of such Superior Company Proposal; and (iii) the Company has paid, or simultaneously with the termination of this Agreement pays, the Company Termination Fee.

The party hereto desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give written notice of such termination to each other party hereto and specify the applicable provision or provisions hereof pursuant to which such termination is being effected.

Section 9.02 Effect of Termination. Except in the event of fraud (defined as actual (not constructive) common law fraud under Delaware law) or Willful Breach, in the event of termination of this Agreement by either the Company or Parent as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or Merger Sub, on the one hand, or the Company, on the other hand, the last sentence of Section 7.01, this Section 9.02, Section 9.03 and Article X, and any definitions contained in this Agreement and referred to but not contained in any such provisions, which provisions and definitions shall survive such termination. Without limiting the generality of the foregoing, Parent acknowledges and agrees that any failure of Parent to satisfy its obligations to irrevocably accept for payment or pay for the shares of the Company Common Stock following satisfaction of the Offer Conditions, and any failure of Parent to cause the Merger to be effective following the satisfaction of the conditions set forth in Article VIII, will be deemed to constitute a Willful Breach of a covenant of this Agreement. In the event of any termination of this Agreement resulting from a party’s fraud (defined as actual (not constructive) common law fraud under Delaware law) or Willful Breach by a party hereto of any representation, warranty or covenant set forth in this Agreement, in which case such party shall be liable for each other party’s costs and expenses incurred in connection with enforcing this Agreement by legal action against the first party for such Willful Breach to the extent such enforcement actions results in a judgment against the first party. In the event of any termination of this Agreement as a result of a Willful Breach for which equitable relief has been sought by the non-breaching party pursuant to this Agreement, and determined by a court of competent jurisdiction not to be available, in determining damages the court may (but is not required to) grant damages on behalf of the Company Stockholders to the Company (in the case of a Willful Breach by Parent) or of Parent (in the case of a Willful Breach by the Company), in each case to the extent proven and awarded by a court of competent jurisdiction.

Section 9.03 Termination Fees.

(a) The Company shall pay to Parent a fee of $8,400,000 (the “Company Termination Fee”) if:

(i) the Company terminates this Agreement pursuant to Section 9.01(h);

(ii) Parent terminates this Agreement pursuant to Section 9.01(d);

(iii) (A) after the Agreement Date, a bona fide Company Takeover Proposal is publicly proposed or announced or shall have become publicly known or is communicated to management of the Company or the Company Board, and such Company Takeover Proposal is not publicly withdrawn or, if not publicly proposed or announced, is not withdrawn: (x) in the case of this Agreement being subsequently terminated pursuant to Section 9.01(b)(i), prior to the date that is four (4) Business Days prior to the final expiration date of the Offer; or (y) in the case of this Agreement being subsequently terminated pursuant to Section 9.01(c), prior to the time of the breach giving rise to such termination, (B) this Agreement is terminated by: (x) either Parent or the Company pursuant to Section 9.01(b)(i) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the proviso in Section 9.01(b)(i)); or (y) Parent pursuant to Section 9.01(c) as a result of a breach by the Company of a covenant in this Agreement occurring after such Company Takeover Proposal is communicated to the Company Board, and (C) within twelve (12) months after such termination, the Company consummates any Company Takeover Proposal or the Company enters into a definitive agreement with respect to any Company Takeover Proposal that is subsequently consummated.

For purposes of this Section 9.03(a), the term “Company Takeover Proposal” shall have the meaning set forth in the definition of Company Takeover Proposal contained in Section 1.01 except that all references to 20% shall be deemed references to 50%. Any fee due under this Section 9.03(a) shall be paid by wire transfer of same-day funds to an account designated by Parent, (1) in the case of clause (i), prior to or simultaneously with such termination of this Agreement, (2) in the case of clause (ii), within two (2) Business Days after the date of such termination of this Agreement and (3) in the case of clause (iii), within two (2) Business Days after the consummation of such a transaction. The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Company Termination Fee or the Expense Reimbursement Payment on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(b) The Company shall pay to Parent an expense reimbursement payment equal to the reasonable and documented out-of-pocket fees and expenses incurred by or on behalf of Parent or its Affiliates in connection with the transactions contemplated by this Agreement and the CVR Agreement up to a maximum of $500,000 (the “Expense Reimbursement Payment”) if Parent terminates this Agreement pursuant to Section 9.01(e).

(c) Acceptance by Parent of the Company Termination Fee due under Section 9.03(a)(i) shall constitute acceptance by Parent of the validity of any termination of this Agreement under Section 9.01(h). In the event the Company Termination Fee or the Expense Reimbursement Payment described in this Section 9.03 is paid to Parent in accordance with Section 9.03(a) or Section 9.03(b), such Company Termination Fee or Expense Reimbursement Payment shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent or Merger Sub and constitute their sole and exclusive remedy of Parent and Merger Sub against the Company and its current, former or future stockholders and Representatives for any loss suffered as a result of the failure of the Transactions to be consummated, and none of the Company and its current, former or future stockholders or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions; provided that nothing contained in this Agreement shall relieve any party hereto from liability for any Willful Breach of this Agreement. If the Company fails to pay in a timely manner the Company Termination Fee or the Expense Reimbursement Payment due pursuant to Section 9.03(a) or Section 9.03(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment for the Company Termination Fee or the Expense Reimbursement Payment, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit (determined on an hourly rate basis with no premium), together with interest on the Company Termination Fee or the Expense Reimbursement Payment (as applicable) at the prime rate of Citibank, N.A. in effect from time to time from the date such payment was required to be made hereunder through the date such payment was actually received.

(d) Each of the parties hereto acknowledges that the agreements contained in this Section 9.03 are an integral part of the Transactions and that, without these agreements, the parties hereto would not enter into this Agreement.

Section 9.04 Amendment; Extension; Waiver.

(a) This Agreement may be amended by the parties hereto at any time prior to the Offer Closing Time. At any time prior to the Offer Closing Time, the parties hereto may: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (iii) waive compliance with any of the agreements or conditions contained in this Agreement (subject to Section 2.01). This Agreement may not be amended or supplemented after the Offer Closing Time.

(b) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver with respect to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 9.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 9.01 or an amendment of this Agreement or an extension or waiver with respect to this Agreement pursuant to Section 9.04 shall, in order to be effective, require, in the case of Parent or Merger Sub, action by its board of directors, and in the case of the Company, action by the Company Board. Termination of this Agreement pursuant to Section 9.01 shall not require the approval of the stockholders of the Company or Parent as sole stockholder of Merger Sub.

Article X
GENERAL PROVISIONS

Section 10.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.01 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Effective Time. The Confidentiality Agreement shall: (i) survive termination of this Agreement in accordance with its terms; and (ii) terminate as of the Effective Time.

Section 10.02 Notices. Any notice, request, or demand desired or required to be given hereunder will be in writing and will be given by email delivery, addressed as respectively set forth below or to such other email address as any party hereto will have previously designated by such a notice. The effective date of any notice, request, or demand will be the date on which the email is sent (provided that the sender of such email does not receive a written notification of delivery failure).

(a) if to Parent or Merger Sub, to:

Concentra Biosciences, LLC,

4747 Executive Dr. Suite 210
San Diego, California 92121
Attention: Kevin Tang
Email: [***]

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
One Embarcadero Center, 26th Floor
San Francisco, California 94111

Attention: Ryan A. Murr
Email: rmurr@gibsondunn.com

(b) if to the Company, to

iTeos Therapeutics, Inc.

321 Arsenal Street, Suite 301

Watertown, Massachusetts 02472

Attention: Michel Detheux, Ph.D.
Email: [***]

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Attention: William J. Michener

Email: William.Michener@ropesgray.com

Section 10.03 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

Section 10.04 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission (e.g., DocuSign or Adobe Sign) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.05 Entire Agreement; Third-Party Beneficiaries; No Other Representations or Warranties.

(a) This Agreement (including all Exhibits, Annexes and Schedules, including the Company Disclosure Letter, attached to this Agreement), the CVR Agreement (including all Exhibits, Annexes or Schedules thereto), the Support Agreements (including all Exhibits, Annexes or Schedules thereto), the Confidentiality Agreement and the Guaranty: (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter of this Agreement and the Confidentiality Agreement; and (ii) except for Section 7.03, are not intended to confer upon any Person other than the parties hereto any rights or remedies. Notwithstanding clause (ii) of the immediately preceding sentence, following the Effective Time the provisions of Article III shall be enforceable by holders of Certificates and holders of Book-Entry Shares solely to the extent necessary to receive the Merger Consideration to which such holders are entitled to thereunder, and the provisions of Section 3.10 shall be enforceable by holders of awards under the Company Stock Plans.

(b) Except for the representations and warranties contained in Article IV, each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and neither Parent nor Merger Sub is relying on, any other express or implied representation or warranty with respect to the Company or with respect to any other information made available to Parent or Merger Sub in connection with the Transactions (including with respect to the accuracy or completeness thereof). In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plans and cost-related plan information, regarding the Company’s business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that neither Parent nor Merger Sub has relied upon the Company or its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives, or any other Person, with respect thereto. Accordingly, each of Parent and Merger Sub hereby acknowledge that neither the Company nor its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives, nor any other Person, has made or is making any representation or warranty or has or shall have any liability (whether pursuant to this Agreement, in tort or otherwise) with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), except as expressly set forth in Article IV.

(c) Except for the representations and warranties contained in Article V, the Company acknowledges that none of Parent, Merger Sub and any other Person on behalf of Parent or Merger Sub makes, and the Company is not relying on, any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information made available to the Company in connection with the Transactions (including with respect to the accuracy or completeness thereof).

Section 10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 10.07 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto; provided that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement; provided, further, that any such assignment shall not take place after the commencement of the Offer and shall not otherwise materially impede or delay the consummation of the Transactions or otherwise materially impede the rights of the Company Stockholders under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

Section 10.08 Specific Enforcement; Jurisdiction.

(a) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court referred to in Section 10.08(b), without proof of damages or otherwise (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The right to specific enforcement shall include the right of the Company to cause Parent to cause the Offer, the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the parties hereto acknowledges and agrees that the right of specific enforcement is an integral part of the Transactions and without such right, none of the parties hereto would have entered into this Agreement. If, prior to any termination of this Agreement or the Outside Date, any party hereto brings any Proceeding, in each case, in accordance with Section 10.08(b), to enforce specifically the performance of the terms and provisions hereof by any other party hereto, the Outside Date shall automatically be extended by: (i) the amount of time during which such Proceeding is pending, plus twenty (20) Business Days; or (ii) such other time period established by the court presiding over such Proceeding, as the case may be.

(b) Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the U.S. District Court for the State of Delaware, for the purpose of any Proceeding arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims with respect to such Proceeding may be heard and determined exclusively in the Delaware Court of Chancery or, solely if the Delaware Court of Chancery does not have subject matter jurisdiction thereof, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of the parties hereto: (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any federal court sitting in the State of Delaware in the event any Proceeding arises out of this Agreement, the Offer, the Merger or any of the other Transactions; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iii) irrevocably consents to the service of process in any Proceeding arising out of or relating to this Agreement, the Offer, the Merger or any of the other Transactions, on behalf of itself or its property, by U.S. registered mail to such party’s respective address set forth in Section 10.02 (provided that nothing in this Section 10.08(b) shall affect the right of any party hereto to serve legal process in any other manner permitted by Law); and (iv) agrees that it will not bring any Proceeding relating to this Agreement, the Offer, the Merger or any of the other Transactions in any court other than the Delaware Court of Chancery (or, solely if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any federal court sitting in the State of Delaware). The parties hereto agree that a final trial court judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

Section 10.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF THIS AGREEMENT, THE OFFER, THE MERGER OR ANY OF THE OTHER TRANSACTIONS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING

WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 10.09.

Section 10.10 Remedies. Except as otherwise provided in this Agreement, the rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by applicable Law, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

Section 10.11 Cooperation. The parties hereto agree to provide reasonable cooperation with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such actions as may be reasonably requested by the other parties hereto to evidence or effect the Transactions and to carry out the intent and purposes of this Agreement.

Section 10.12 Parent Guarantee. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, and, during the period between the Offer Closing Time and the Effective Time, to perform all of its agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement including the obligations to the Indemnified Parties and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all defenses and demands whatsoever in connection with the performance of its obligations set forth in this Section 10.12. Parent shall not have any right of subrogation, reimbursement or indemnity whatsoever, nor any right of recourse to security for any of the agreements, covenants and obligations of Merger Sub or the Surviving Corporation under this Agreement.

[Remainder of Page Intentionally Blank; Signature Pages Follow]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

Concentra Biosciences, LLC, as Parent

By: /s/ Kevin Tang
Name: Kevin Tang
Title: Chief Executive Officer

Concentra Merger Sub VIII, Inc., as Merger Sub

By: /s/ Kevin Tang
Name: Kevin Tang
Title: Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

iTeos Therapeutics, Inc., as Company

By: /s/ Michel Detheux, Ph.D.
Name: Michel Detheux, Ph.D.
Title: President, Chief Executive Officer and Director

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

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EXHIBIT A

Offer Conditions

Notwithstanding any other term of the Offer or the Agreement, Parent shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Parent’s obligation to pay for or return tendered shares of the Company Common Stock promptly after the termination or withdrawal of the Offer), pay for any shares of the Company Common Stock tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) unless there shall have been validly tendered in the Offer (and not properly withdrawn) prior to the expiration of the Offer that number of shares of the Company Common Stock (excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository,” as such terms are defined by Section 251(h) of the DGCL) that, when considered together with all other shares of the Company Common Stock (if any) owned by Parent and its “affiliates” (as defined in Section 251(h)(6)(a) of the DGCL, including Merger Sub), represent at least one share of Company Common Stock more than 50% of the number of Company Common Stock that are then issued and outstanding as of the expiration of the Offer (such condition, the “Minimum Tender Condition”).

Furthermore, notwithstanding any other term of the Offer or this Agreement, Parent shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of the Company Common Stock not theretofore accepted for payment or paid for if, at the then-scheduled expiration of the Offer, any of the following conditions exists:

(i) there shall be any Legal Restraint in effect preventing or prohibiting the consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement or CVR Agreement;

(ii) (A) any representation or warranty of the Company set forth in Article IV (other than those set forth in Section 4.01 (Organization, Standing and Power) (but only with respect to the first and second sentences thereof), Section 4.02 (Capital Structure), Section 4.04 (Authority; Execution and Delivery; Enforceability), Section 4.05(a)(i) (No Conflicts), Section 4.08(a) (No Material Adverse Effect), Section 4.20 (Brokers and Other Advisors) and Section 4.23 (No Vote Required)) shall not be true and correct as of the Agreement Date and at and as of the Offer Closing Time as if made on and as of the Offer Closing Time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), other than for such failures to be true and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”), (B) any representation or warranty of the Company set forth in Section 4.01 (Organization, Standing and Power) (but only with respect to the first and second sentences thereof), Section 4.02 (Capital Structure), Section 4.04 (Authority; Execution and Delivery; Enforceability), Section 4.05(a)(i) (No Conflicts), Section 4.20 (Brokers and other Advisors), Section 4.23 (No Vote Required), and the Closing Net Cash Schedule shall not be true and correct in all material respects as of the Agreement Date and at and as of the Offer Closing Time as if made on and as of the Offer Closing Time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date) and (C) any representation or warranty of the Company set forth in Section 4.08(a) (No Material Adverse Effect) shall not be true and correct in all respects as of such time;

(iii) the Company shall have failed to perform in all material respects the obligations to be performed by it as of such time under this Agreement, including without limitation the Company’s obligations under Section 6.02, and failed to cure any such non-performance;

A-1

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(iv) Parent shall have failed to receive from the Company a certificate, dated as of the date on which the Offer expires and signed by an executive officer of the Company, certifying to the effect that the Offer Conditions set forth in clauses (ii) and (iii) have been satisfied as of immediately prior to the expiration of the Offer;

(v) this Agreement shall have been validly terminated in accordance with its terms (the “Termination Condition”); or

(vi) the Closing Net Cash as finally determined pursuant to Section 2.01(c) is less than $475,000,000, unless following such final determination that the Closing Net Cash is less than $475,000,000 this Agreement has not been terminated within five (5) Business Days thereafter pursuant to Section 9.01(e).

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent to extend, terminate or modify the Offer in accordance with the terms and conditions of this Agreement.

The foregoing conditions are for the sole benefit of Parent and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC, may be waived by Parent in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Tender Condition and the Termination Condition, which may not be waived by Parent). The failure by Parent or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

A-2

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EXHIBIT B

Certificate of Incorporation of the Surviving Corporation

(Attached)

B-1

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EXHIBIT C

Bylaws of the Surviving Corporation

(Attached)

C-1

EXHIBIT D

Form of Contingent Value Rights Agreement

(Attached)

D–1

EXHIBIT E

Form of Tender and Support Agreement

(Attached)

E–1

Final Form

EXHIBIT E

TENDER AND SUPPORT AGREEMENT

This SUPPORT AGREEMENT (“Agreement”), dated as of July 18, 2025, is made by and among Concentra Biosciences, LLC, a Delaware limited liability company (“Parent”), Concentra Merger Sub VIII, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the undersigned holder (“Stockholder”) of shares of common stock, par value $0.001 per share (the “Company Common Stock”), of iTeos Therapeutics, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, Stockholder is, as of the date hereof, the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which meaning will apply for all purposes of this Agreement) of the number of shares of Company Common Stock set forth opposite the name of Stockholder on Schedule 1 attached hereto (all such Shares, together with any securities convertible into or exercisable or exchangeable or redeemable for Shares, and any New Shares (defined in Section 3 below), the “Shares”);

WHEREAS, Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger, dated as of July 18, 2025, by and among Parent, Merger Sub and the Company (as such agreement may be subsequently amended or modified, the “Merger Agreement”), which provides, among other things, for Parent to commence a tender offer for all of the issued and outstanding shares of Company Common Stock (as it may be amended from time to time in accordance with the terms of the Merger Agreement, the “Offer”) and, following the completion of the Offer, the merger of Merger Sub with and into the Company, with the Company surviving that merger, on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) has, prior to the execution and delivery of this Agreement, taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL and any other Takeover Law are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the transactions contemplated hereby (the “203 Approval”); and

WHEREAS, as an inducement and a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, the Stockholder (solely in Stockholder’s capacity as a stockholder of the Company) has agreed to enter into and perform this Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, Parent and Merger Sub entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Parent in connection therewith, the parties hereto agree as follows:

1. Agreement to Tender Shares.

(a) Subject to the terms of this Agreement and the 203 Approval (which has been obtained prior to the execution of this Agreement), Stockholder hereby agrees that it shall irrevocably tender its Shares, which for purposes of this Section 1(a), does not include unexercised Company Stock Options or Company Restricted Stock Units, or cause its Shares to be validly and irrevocably tendered, into the

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Offer pursuant to and in accordance with the terms of the Offer, free and clear of all Liens (as defined below) (except for Permitted Liens (as defined below)).

(b) Upon receipt of payment in full for all of its Shares pursuant to the Merger Agreement and the full and complete satisfaction of the terms of the Offer, Stockholder agrees that any and all rights incident to its ownership of Shares (including any rights to recover amounts, if any, that may be determined to be due to any stockholder or former stockholder of the Company), including but not limited to rights arising out of Stockholder’s ownership of Shares prior to the transfer of such Shares to Merger Sub or Parent pursuant to the Offer or pursuant to the Merger Agreement, shall be transferred to Merger Sub and Parent upon the transfer to Merger Sub or Parent of Stockholder’s Shares.

2. Termination Date. As used in this Agreement, the term “Termination Date” shall mean the earliest to occur of: (a) the Effective Time; (b) such date and time as the Merger Agreement shall be validly terminated; (c) an amendment of the Merger Agreement, without the prior written consent of Stockholder, in a manner that negatively or adversely affects the Offer or that decreases the amount, or changes the form, of consideration payable to any stockholders of the Company pursuant to the terms of the Merger Agreement; (d) the mutual written agreement of the parties to terminate this Agreement; (e) any material breach of this Agreement or the Merger Agreement by Parent or Merger Sub; or (f) an Intervening Event Adverse Recommendation Change. Upon termination of this Agreement, Parent shall, or shall cause Merger Sub to, promptly return, and shall cause any depositary acting on behalf of Parent or Merger Sub to return to the Stockholder all the Shares tendered by the Stockholder in the Offer. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination shall not relieve any party from liability for any intentional fraud or willful, knowing and material breach of this Agreement prior to termination hereof.

3. Additional Purchases. The Stockholder agrees that any shares of the Company Common Stock (and any securities convertible into or exercisable or exchangeable or redeemable for Shares) that the Stockholder purchases or with respect to which the Stockholder otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) after the execution of this Agreement and prior to the Termination Date, including, without limitation, by the exercise of a Company Stock Option or the vesting or settlement of a Company Restricted Stock Unit (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares as of the date hereof and the representation and warranties in Section 5 below shall be true and correct as of the date that beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of such New Shares is acquired.

4. Agreement to Retain Shares and Other Covenants.

(a) From and after the date hereof until the Termination Date, except as otherwise provided herein (including pursuant to Section 1 or Section 7) or in the Merger Agreement, Stockholder shall not, and Stockholder shall direct its Affiliates not to: (i) voluntarily transfer, assign, sell, gift-over, hedge, pledge or otherwise dispose (whether by sale or merger, liquidation, dissolution, dividend or distribution, by operation of Law or otherwise) of, enter into any derivative arrangement with respect to, create or suffer to exist any Liens (except for Permitted Liens) on or consent to any of the foregoing (“Transfer”), any or all of the Shares or any right or interest therein; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares with respect to any matter that is, or that is reasonably likely to be exercised in a manner, inconsistent with the transactions contemplated by the Merger Agreement or the provisions thereof; (iv) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares; or (v) directly take or cause the taking of any other action that would restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby, except, in

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each case, as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Stockholder’s ability to timely perform its obligations under this Agreement; provided, that Stockholder and its Affiliates shall be permitted to Transfer Shares to Affiliates or to any trust for the direct or indirect benefit of the Stockholder or an immediate family member of the Stockholder, so long as such transferees agree to remain subject to the terms of this Agreement. Without limiting the foregoing, at all times commencing with the execution and delivery of this Agreement and continuing until the Termination Date, Stockholder shall not tender the Shares into any tender or exchange offer commenced by a Person other than Parent, Merger Sub or any other subsidiary of Parent.

(b) The Stockholder hereby agrees to not commence or knowingly participate in any Proceeding, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors or their Affiliates and each of their successors and assigns and their respective directors and officers: (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Offer Closing Time or the Merger Closing); or (ii) alleging a breach of any duty of the Company Board in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

5. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants, as of the date hereof, to Parent and Merger Sub as follows:

(a) Stockholder: (i) is the beneficial owner of the Shares set forth opposite Stockholder’s name on Schedule 1 to this Agreement; and (ii) except as set forth in Schedule 1 to this Agreement, neither holds nor has any beneficial ownership interest in any other shares of Company Common Stock or any performance based stock units, restricted stock, restricted stock units, deferred stock units, options, warrants or other right or security convertible into or exercisable, exchangeable or redeemable for shares of Company Common Stock.

(b) Stockholder has the full power and authority to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder, subject to applicable federal securities laws and the terms of this Agreement; if the Stockholder is not an individual, it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has taken all action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, and no other proceedings on the part of the Stockholder are necessary to authorize this Agreement, the performance of Stockholder’s obligations hereunder and the consummation of the transactions contemplated hereby.

(c) This Agreement (assuming this Agreement constitutes a valid and binding agreement of Parent and Merger Sub) has been duly executed and delivered by or on behalf of the Stockholder and constitutes a valid and binding agreement with respect to the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(d) The shares of Company Common Stock and the certificates, if any, representing the Shares owned by Stockholder are now held by Stockholder, by a nominee or custodian for the benefit of Stockholder or by the depository under the Offer, free and clear of any liens, claims, charges, proxies, powers of attorney, rights of first offer or rights of first refusal, voting agreement or voting trust or any other agreement, arrangement, or restriction with respect to the voting of such Shares, or other encumbrances or restrictions of any kind whatsoever (“Liens”), and Stockholder has sole or shared, and otherwise unrestricted, voting power with respect to such Shares, except for: (i) any such Liens arising hereunder (in connection therewith any restrictions on transfer or any other Liens have been waived by

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appropriate consent); and (ii) Liens imposed by federal or state securities laws (collectively, “Permitted Liens”).

(e) Neither the execution and delivery of this Agreement by such Stockholder nor the consummation of the transactions contemplated hereby nor compliance by such Stockholder with any provisions herein will: (i) if such Stockholder is not an individual, violate, contravene or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of such Stockholder; (ii) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract or other legally binding instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its assets may be bound; (iii) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien (other than Permitted Liens) on any assets (including Shares) of such Stockholder (other than one created by Parent or Merger Sub); or (iv) violate any Law applicable to such Stockholder or by which any of its assets (including Shares) are bound, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Stockholder’s ability to timely perform its obligations under this Agreement.

(f) Stockholder has not directly engaged any broker, investment banker, financial advisor, finder, agent or other Person such that such Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement.

6. Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby represents and warrants to Stockholder as follows:

(a) Parent is a limited liability company and Merger Sub is a corporation, each duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its organization, and each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement.

(b) This Agreement has been duly authorized, executed and delivered by each of Parent and Merger Sub, and, assuming the due authorization, execution and delivery of this Agreement on behalf of Stockholder, constitutes the valid and binding obligations of each of Parent and Merger Sub, enforceable against each of them in accordance with their terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) Except for violations and defaults that would not adversely affect Parent’s or Merger Sub’s ability to perform any of its obligations under, or consummate any of the transactions contemplated by, this Agreement or the Merger Agreement, the execution and delivery of this Agreement or the Merger Agreement by each of Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby will not cause a violation by Parent or Merger Sub of any legal requirement applicable to Parent or Merger Sub. Neither Parent nor Merger Sub is required to make any filing with or to obtain any consent from any Person at or prior to the Offer Closing Time or the Effective Time in connection with the execution and delivery of this Agreement and the Merger Agreement or the consummation by Parent or Merger Sub of any of the transactions contemplated by this Agreement or the Merger Agreement, except: (i) as may be required by the Exchange Act, the General Corporation Law of the State of Delaware (the “DGCL”) or other applicable Laws; or (ii) where the failure to make any such filing or obtain any such consent would not adversely affect Parent’s or Merger Sub’s ability to

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perform any of its obligations under, or consummate any of the transactions contemplated by, this Agreement or the Merger Agreement.

7. Survival. All representations, warranties, covenants and agreements of or on behalf of Stockholder in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement will terminate upon, and not survive, the Effective Time. The Stockholder and its Affiliates will not have any liability or obligation to any other party or any other person or entity for any breach or inaccuracy of any representation, warranty, covenant or agreement in this Agreement or in any such certificate, document or instrument.

8. No Limitation on Discretion as Director or Fiduciary. Notwithstanding anything herein to the contrary, the covenants and agreements set forth herein shall not prevent the Stockholder or an Representative of the Stockholder: (a) from exercising his, her or its duties and obligations as a director of the Company or otherwise taking any action while acting in such capacity as a director of the Company; (b) if the Stockholder or any of its Representatives is an officer of the Company, from exercising his or her duties and obligations as an officer of the Company or otherwise taking any action permitted by the Merger Agreement; or (c) if the Stockholder is serving as a trustee or fiduciary of any ERISA plan or trust, from exercising his duties and obligations as a trustee or fiduciary of such ERISA plan or trust. The Stockholder is executing this Agreement solely in his, her or its capacity as a stockholder of the Company. Notwithstanding anything to the contrary in this Agreement or any other agreement or document executed or delivered in connection with the transactions contemplated hereby, nothing in this Agreement or any such other agreement or document shall: (a) release, waive, discharge, compromise, settle or affect any rights or claims that Stockholder or its Affiliates may have for (i) indemnification, advancement of expenses, contribution or reimbursement under any applicable law, the certificate of incorporation, bylaws or other organizational documents of any person or party, any agreement or arrangement providing for such indemnification, advancement, contribution or reimbursement, or any insurance policy covering Stockholder or any of its Affiliates, (ii) any breach of or default under this Agreement, the Merger Agreement or any other agreement or document executed or delivered by Parent or Merger Sub, (iii) any rights under this Agreement or the Merger Agreement, or (iv) any rights or claims that are expressly reserved, acknowledged or granted by this Agreement or any other agreement or document executed or delivered in connection with the transactions contemplated hereby; or (b) limit, impair or affect any rights or claims that Stockholder and/or its Affiliates may have against any other person or party arising out of or relating to any matter, event, circumstance, action, omission, transaction or occurrence that is outside the transactions contemplated hereby or the subject matter of this Agreement or any other agreement or document executed or delivered in connection therewith.

9. Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given: (i) when delivered if delivered in person, (ii) on the next business day if transmitted by national overnight courier; or (iii) on the date delivered if sent by e-mail (provided confirmation of email receipt is obtained), to Parent or Merger Sub to the address or email address set forth in Section 10.02 of the Merger Agreement and to each Stockholder at its, his or her address or email address set forth opposite such Stockholder’s name on Schedule 1 attached hereto (or at such other address or email address for a party hereto as shall be specified by like notice).

10. Certain Restrictions.

(a) Subject to the other terms of this Agreement, Stockholder hereby: (i) waives and agrees not to exercise any rights (including under Section 262 of the DGCL) to demand appraisal of any Shares or rights to dissent from the Merger which may arise with respect to the Merger; and (ii) agrees not

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to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or other Proceeding, against Parent, Merger Sub, the Company or any of their respective directors, officers or successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the making or consummation of the Offer or consummation of the Merger, including any Proceeding (x) challenging the validity of, or seeking to enjoin the operation of, any provision of the Merger Agreement or this Agreement or (y) alleging a breach of any fiduciary duty of the Company Board in connection with the Merger Agreement or the transactions contemplated thereby.

11. Disclosure.

(a) The Stockholder shall permit the Company and Parent to disclose in all documents and schedules filed with the U.S. Securities and Exchange Commission (the “SEC”) that Parent or the Company determines to be necessary in connection with the Offer or the Merger and any transactions related to the Offer or the Merger, the Stockholder’s identity and ownership of Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement; provided that the Stockholder shall have a reasonable opportunity to review and approve such disclosure prior to any such filing.

(b) From and after the date hereof until the Termination Date, the Stockholder shall not make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Parent, except as may be required by applicable Law.

12. Spousal Consent. If the Stockholder is married and any of the Shares may constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, Stockholder shall deliver to Parent and Merger Sub, concurrently herewith, a duly executed consent of Stockholder’s spouse, in the form attached hereto as Exhibit A.

13. Adjustments. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Shares, the terms of this Agreement shall apply to the resulting securities and the term “Shares” shall be deemed to refer to and include such securities.

14. Binding Effect and Assignment. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be. This Agreement shall not be assignable by operation of Law or otherwise; provided that Parent may assign, prior to the Effective Time, upon written notice to the Stockholder, this Agreement to a subsidiary of Parent; provided that such assignment shall not relieve Parent of its obligations hereunder or otherwise enlarge, alter or change any obligation of the Stockholder or due to Parent or such assignee. Any assignment in contravention of the preceding sentence shall be null and void.

15. No Waivers. No waivers of any breach of this Agreement extended by Parent to the Stockholder shall be construed as a waiver of any rights or remedies of Parent with respect to any other stockholder of the Company who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such stockholder or with respect to any subsequent breach of the Stockholder or any other such stockholder of the Company. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

16. Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its rules of conflict of

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laws. The parties hereto hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in such state (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

17. Waiver of Jury Trial. The parties hereto hereby waive any right to trial by jury with respect to any action or proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

18. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until: (a) the Company Board has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company’s amended and restated certificate of incorporation, the transactions contemplated by the Merger Agreement; (b) the Merger Agreement is executed by all parties thereto; and (c) this Agreement is executed by all parties hereto. If the Stockholder is married, and any of the Shares may constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, valid and binding, this Agreement has been duly and validly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, the Stockholder’s spouse, enforceable against Stockholder’s spouse in accordance with its terms.

19. Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

20. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

21. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

22. Specific Performance. The parties hereto agree that irreparable damage may occur and that the parties hereto may not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts without proof of damages and, in any action for specific performance, each party hereto waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy

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to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived. The parties hereto further agree that by seeking the remedies provided for in this Section 22, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that the remedies provided for in this Section 22 are not available or otherwise are not granted.

23. Expenses. All fees and expenses incurred in connection this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

24. Counterparts; Effectiveness; Signatures. This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

[Signature Page Follows]

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IN WITNESS WHEREOF, Parent, Merger Sub and Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

[Stockholder]

By:

Name:

Title:

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IN WITNESS WHEREOF, Parent, Merger Sub and Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

Concentra Biosciences, LLC

By:

Name: Kevin Tang

Title: Chief Executive Officer

Concentra Merger Sub VIII, Inc.

By:

Name: Kevin Tang

Title: Chief Executive Officer

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SCHEDULE 1

Stockholder Name, Address & Email Address	Company Common Stock	Company Stock Options	Company Restricted Stock Units	Total Shares
[●]	[●]	[●]	[●]	[●]

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Final Form

EXHIBIT A

CONSENT OF SPOUSE

In consideration of the execution of that certain Tender and Support Agreement (the “Support Agreement”), dated [●], 2025, by and among [●] (“Stockholder”), Concentra Biosciences, LLC, a Delaware limited liability company (“Parent”) and Concentra Merger Sub VIII, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, I, the undersigned, spouse of the Stockholder, have been given a copy of, and have had an opportunity to review, the Support Agreement and clearly understand the provisions contained therein.

I hereby approve the Support Agreement and appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Support Agreement. I agree to be bound by and accept the provisions of the Support Agreement in lieu of all other direct or indirect legal, equitable, beneficial, representative community property or other interest I may have in the Shares (as defined in the Support Agreement) held by my spouse under the laws in effect in the state or other applicable jurisdiction of our residence as of the date of the signing of the Support Agreement.

(Signature)

Name:

(Please Print)

Dated: , 2025

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